UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20459

                               AMENDMENT NO. 2 TO
                            SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934


Check the appropriate box:

[ ]      Preliminary Information Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]      Definitive Information Statement

                         SAGIENT RESEARCH SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:
(2)   Form, Schedule or Registration Statement No.:
(3)   Filing Party:
(4)   Date Filed:

                                TABLE OF CONTENTS

   SUMMARY OF TERMS OF REVERSE/FORWARD STOCK SPLIT                                 2
   QUESTIONS AND ANSWERS ABOUT THE REVERSE/FORWARD
   STOCK SPLIT                                                                     4
   STRUCTURE OF THE REVERSE/FORWARD STOCK SPLIT                                    6
   FORWARD-LOOKING STATEMENTS                                                      9
   SPECIAL FACTORS                                                                 9
    Reasons for and Purposes of the Reverse/Forward Stock Split                    9
    Strategic Alternatives Considered                                             11
    Background of the Reverse/Forward Stock Split                                 12
    Effects of the Reverse/Forward Stock Split                                    15
    Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders;
    Accretion in Ownership and Control of Certain Stockholders                    15
    Effect of the Reverse/Forward Stock Split on Option Holders                   16
    Financial Effect of the Reverse/Forward Stock Split                           16
    Federal Income Tax Consequences of the Reverse/Forward Stock Split            17
   FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT TO STOCKHOLDERS                    20
    Fairness Opinion                                                              22
    Procedural Fairness to All Stockholders                                       22
    Opinion of Pacific Summit Securities                                          24
    Fairness Determination by Brian M. Overstreet and Robert F. Kyle              26
    Termination of Exchange Act Registration                                      26
   DESCRIPTION OF THE REVERSE/FORWARD STOCK SPLIT                                 27
    Amendments of Certificate of Incorporation to Effect the Reverse/Forward
     Stock Split                                                                  27
    Regulatory Approvals                                                          27
    Vote Required                                                                 27
    Holders as of Effective Date; Net Effect After Reverse/Forward Stock Split    28
    Exchange of Certificates for Cash Payment or Shares                           28
    Appraisal Rights                                                              29
   FINANCING OF THE REVERSE/FORWARD STOCK SPLIT                                   29
   COSTS OF THE REVERSE/FORWARD STOCK SPLIT                                       29
   INTERESTS OF CERTAIN PERSONS                                                   29
   CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE/FORWARD STOCK SPLIT        30
   RECOMMENDATION OF THE BOARD; FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT       31
    Fairness Determination by Brian M. Overstreet and Robert F. Kyle              31
     Reservation of Rights                                                        31
   FINANCIAL STATEMENTS                                                           32
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                 41
   INDEMNIFICATION OF DIRECTORS AND OFFICERS                                      42
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                42
   AVAILABLE INFORMATION                                                          42
   ANNEX A-1 FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF
   INCORPORATION TO EFFECT REVERSE STOCK SPLIT                                    A-1
   ANNEX A-2 FORM OF CERTIFICATE OF AMENDMENT TO CERTIFICATE OF
   INCORPORATION TO EFFECT FORWARD STOCK SPLIT                                    A-2
   ANNEX B OPINION OF PACIFIC SUMMIT SECURITIES                                   B-1

                         SAGIENT RESEARCH SYSTEMS, INC.

                           3655 NOBEL DRIVE, SUITE540
                           SAN DIEGO, CALIFORNIA 92122
                                 (858) 623-1600


         This Information Statement is being furnished to you, as a holder of Common Stock, par value $0.001 ("Common Stock"), of Sagient Research Systems, Inc., a Delaware corporation (the "Company" or "we"), on or around December 21, 2005, to inform you of (i) the approval on October 18, 2005 of resolutions by our Board of Directors (the "Board") proposing amendments to our Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of our Common Stock followed immediately by a forward stock split of our Common Stock (the "Reverse/Forward Stock Split") and (ii) our receipt of written consents dated October 18, 2005, approving such amendments by stockholders holding 70.1% of the voting power of all of our stockholders entitled to vote on the matter as of October 18, 2005 (the "Record Date"). The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file Certificates of Amendment to the Certificate of Incorporation (the "Certificates of Amendment"). The Certificates of Amendment shall be filed with the Secretary of State of the State of Delaware on or after January 10, 2006, (20 calendar days following the date this Information Statement is first mailed to our stockholders) and will become effective immediately thereafter (the "Effective Date"). As a result of the Reverse/Forward Stock Split, as described in more detail below, stockholders owning fewer than 101 shares of our Common Stock will be cashed out at a price of $0.12 per share, and the holdings of all other stockholders will remain unchanged.

         Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

         The intended effect of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Provided that the Reverse/Forward Stock Split has the intended effect, we will file to deregister our Common Stock with the Securities and Exchange Commission (the "Commission") and to terminate the listing of shares of our Common Stock on the OTC Bulletin Board. We will in such case no longer be required to file periodic reports with the Commission.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is dated December 14, 2005 and is first being mailed to our stockholders on or about December 21, 2005.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         All necessary corporate approvals in connection with the Reverse/Forward Stock Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Delaware General Corporation Law, solely for the purpose of informing stockholders of the Reverse/Forward Stock Split before it takes effect.

         This Information Statement shall serve as notice to our stockholders who did not consent to action of our stockholders taken without a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

         The Reverse/Forward Stock Split is comprised of a reverse stock split (the "Reverse Split") pursuant to which each 101 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the "Forward Split"), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 101 shares of Common Stock. Interests in fractional shares owned by stockholders owning fewer than 101 shares of Common Stock, whose shares of Common Stock would be converted into less than one share in the Reverse Split, will instead be converted into the right to receive a cash payment of $0.12 per share owned by such stockholders prior to the Reverse Split. However, if a registered stockholder holds 101 or more shares of Common Stock in his or her account immediately prior to the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split.

         We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 101 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder's shares into a record account in such stockholder's name in a timely manner and in any event prior to the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders, to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 101 shares of Common Stock in street name through a nominee who does not transfer shares into a record account prior to the Effective Date may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder's shares may not be cashed out if such stockholder's nominee is a record holder of an aggregate of 101 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions prior to the Effective Date to the Registrar and Transfer Company, our exchange agent (the "Exchange Agent"). Stockholders may continue to sell their shares of the Company's Common Stocks on the OTC Bulletin Board until the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders.

         As soon as practicable after the Effective Date, we will send all stockholders with stock certificates representing rights to receive cash payments a letter of transmittal to be used to transmit Common Stock certificates to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder's stock. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws.

                 SUMMARY OF TERMS OF REVERSE/FORWARD STOCK SPLIT

         The following is a summary of the material terms of the proposed Certificates of Amendment, the Reverse/Forward Stock Split and the other transactions contemplated in connection with the Reverse/Forward Stock Split.

         This Information Statement contains a more detailed description of the terms of the proposed Certificates of Amendment and the Reverse/Forward Stock Split. We encourage you to read the entire Information Statement and each of the documents that we have attached as an Annex to this Information Statement carefully.

   o The Board has authorized a 1-for-101 Reverse Split of our Common Stock, followed immediately by a 101-for-1 Forward Split of our Common Stock. See also the information under the captions "Structure of the Reverse/Forward Stock Split," "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split" and "Recommendation of the Board; Fairness of Reverse/Forward Stock Split" in this Information Statement.

   o The Board has determined that the Reverse/Forward Stock Split is fair to and in the best interest of all of our unaffiliated stockholders, including those stockholders owning shares being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse/Forward Stock Split. See also the information under the caption "Recommendation of the Board; Fairness of the Reverse/Forward Stock Split" in this Information Statement.

   o The members of the Board and certain executive officers have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse/Forward Stock Split. Brian M. Overstreet, a director and our President and Chief Executive Officer, controls 14,006,244 shares of Common Stock, representing approximately 58.9% of the outstanding shares of Common Stock. The shares of issued and outstanding Common Stock held by our directors and executive officers represent approximately 70.1% of our voting power. See also the information under the caption "Description of the Reverse/Forward Stock Split -- Vote Required" in this Information Statement.

   o When the Reverse/Forward Stock Split becomes effective, if you hold at least 101 shares of Common Stock, the number of shares of Common Stock that you hold will not change, and you will not receive any cash payments. You will not need to take any action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. See also the information under the caption "Description of the Reverse/Forward Stock Split" in this Information Statement.

   o When the Reverse/Forward Stock Split becomes effective, if you hold fewer than 101 shares of Common Stock, you will receive a cash payment of $0.12 per pre-split share. As soon as practicable after the Effective Date, you will be notified and asked to surrender your stock certificates to the Exchange Agent. Upon receipt of your stock certificates by the Exchange Agent, you will receive your cash payment. See also the information under the caption "Description of the Reverse/Forward Stock Split -- Exchange of Certificates for Cash Payment or Shares" in this Information Statement.

   o The Reverse/Forward Stock Split will not affect the outstanding performance warrants or the outstanding stock options whether exercisable or unexercisable, granted under our stock option plan and holders of performance warrants and options will, following the Reverse/Forward Stock Split, continue to hold performance warrants and options for the same number of shares of Common Stock at the same exercise price and other terms as they currently do. See also the information under the caption "Special Factors -- Effect of the Reverse/Forward Stock Split on Option Holders and Holders of Performance Warrants" in this Information Statement.

   o The Reverse/Forward Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations as a public company. See also the information under the captions "Special Factors -- Effects of the Reverse/Forward Stock Split, "Special Factors -- Financial Effect of the Reverse/Forward Stock Split" and "Conduct of the Company's Business After the Reverse/Forward Stock Split" in this Information Statement.

   o When the Reverse/Forward Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Commission and we intend to cease public registration and terminate the listing of our Common Stock on the OTC Bulletin Board. Once we cease public registration and terminate the listing of our Common Stock, our Stockholders will not be provided with periodic or other reports regarding the Company. See also the information under the captions "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split" and "Recommendation of the Board; Fairness of Reverse/Forward Stock Split" in this Information Statement.

   o Our Board retained the services of Pacific Summit Securities ("Pacific Summit") to advise the Board as to the fair value of our pre-split shares and to render an opinion as to the fairness of the Reverse/Forward Stock Split, from a financial point of view, to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company. See also the information under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders -- Fairness Opinion" in this Information Statement.

   o The full text of the written opinion of Pacific Summit, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B. For a detailed description of Pacific Summit's opinion, see the information under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders -- Opinion of Pacific Summit" in this Information Statement. Stockholders are urged to, and should, read the opinion carefully and in its entirety.

   o For those stockholders who receive a cash payment in the Reverse/Forward Stock Split and cease to hold, either directly or indirectly, shares of post-split Common Stock, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. For those stockholders that retain Common Stock incident to the Reverse/Forward Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption "Special Factors -- Federal Income Tax Consequences of the Reverse/Forward Stock Split" in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse/Forward Stock Split in light of your own particular circumstances.

   o You are not entitled to appraisal rights under either our governance documents or the Delaware General Corporation Law. See also the information under the caption "Description of the Reverse/Forward Stock Split -- Appraisal Rights" in this Information Statement.

   o We have the financial resources to complete the Reverse/Forward Stock Split, the costs of which we anticipate to be approximately $65,000. However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the Reverse/Forward Stock Split exceeds our reasonable estimate of the amount of cash necessary to consummate the Reverse/Forward Split, the Board reserves the right not to effect the Reverse/Forward Stock Split. See also the information under the caption "Financing of the Reverse/Forward Stock Split" in this Information Statement.


           QUESTIONS AND ANSWERS ABOUT THE REVERSE/FORWARD STOCK SPLIT

         The following questions and answers briefly address some commonly asked questions about the Reverse/Forward Stock Split that are not addressed in the "Summary of Terms of Reverse/Forward Stock Split." They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including our financial statements and the Annexes hereto.

Q:  What are some of the advantages of the Reverse/Forward Stock Split?

A: Our Board believes that the Reverse/Forward Stock Split will have, among others, the following advantages:

    o we will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public company, with tangible cost savings of an estimated $125,000 before taxes annually;

    o we will be able to reduce the expense associated with maintaining stockholder accounts for numerous stockholders with small accounts;

    o we will be able to achieve the overhead reduction associated with the Reverse/Forward Stock Split without negatively affecting our business operations; and

    o we will be able to provide complete liquidity for the relatively large number of unaffiliated stockholders holding fewer than 101 shares where liquidity has been extremely limited in the public market, and we will be able to do so through a transaction in which such unaffiliated stockholders generally will be eligible to receive capital gains tax treatment for their proceeds and avoid paying brokerage commissions and fees.

    See also information under the caption "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split" in this Information Statement.

Q:  What are some of the disadvantages of the Reverse/Forward Stock Split?

A: Our Board believes that the Reverse/Forward Stock Split will have, among others, the following disadvantages:

    o stockholders owning fewer than 101 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be stockholders of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

    o the public market for shares of our Common Stock, which has been extremely limited to date, will cease to exist;

    o stockholders holding our Common Stock following the Reverse/Forward Stock Split will no longer have readily available to them all of the legally mandated information regarding our operations and results that is currently available in our filings with the Commission;

    o the elimination of the trading market for our Common Stock may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend to be less valuable in a private company; and

    o it will be more difficult for us to access the public equity markets.

     See also information under the captions "Special Factors -- Effects of the Reverse/Forward Stock Split," "Special Factors -- Financial Effect of the Reverse/Forward Stock Split" and "Recommendation of the Board; Fairness of the Reverse/Forward Stock Split" in this Information Statement.

Q: What are some of the factors that the Board considered in approving the Reverse/Forward Stock Split?

A: The Board considered several factors in approving the Reverse/Forward Stock Split. Importantly, the Board considered the relative advantages and disadvantages discussed above and under the captions "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split," "Special Factors -- Strategic Alternatives Considered," Special Factors -- Background of the Reverse/Forward Stock Split" and "Special Factors -- Effects of the Reverse/Forward Stock Split" in this Information Statement. The Board also considered numerous other factors, including:

    o the financial presentations and analyses of management and Pacific Summit regarding the Reverse/Forward Stock Split, including Pacific Summit's valuation of the Company and determination that a price of between $0.08 and $0.12 per pre-split share payable to fractional shareholders would be fair, from a financial point of view;

    o the Board's discussions and conclusions about the fairness of the price of $0.12 per pre-split share to be paid following the Reverse/Forward Stock Split to our stockholders owning fewer than 101 shares;

    o the opinion of Pacific Summit to the effect that, as of October 17, 2005 (the date of the opinion), that a price of between $0.08 and $0.12 per pre-split share is fair, from a financial point of view, to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company;

    o the projected tangible and intangible cost savings to us by terminating our status as a public company; and

    o that attempts by our stockholders to achieve liquidity in the public trading market have been frustrated due to the low average daily trading volume of our Common Stock on the OTC Bulletin Board as only a small number of shares could be sold on the OTC Bulletin Board without risking a significant decrease in the trading price.

    See also information under the captions "Fairness of the Reverse/Forward Stock Split -- Opinion of Pacific Summit" and "Recommendation of the Board; Fairness of the Reverse/Forward Stock Split" in this Information Statement.

Q: What are the interests of directors and executive officers in the Reverse/Forward Stock Split?

A: As a result of the Reverse/Forward Stock Split, we believe that our directors and executive officers, collectively, will increase their beneficial ownership of our Common Stock from approximately 70.1% to 70.2%. See also information under the captions "Special Factors -- Effects of the Reverse/Forward Stock Split" and "Special Factors -- Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders" in this Information Statement.

Q:  What is the total cost of the Reverse/Forward Stock Split to the Company?

A: We estimate that we will pay up to approximately $4,700 to cash out fractional shares. In addition, we anticipate incurring approximately $60,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Stock Split.

    See also information under the captions "Special Factors -- Effects of the Reverse/Forward Stock Split," "Special Factors -- Financial Effect of the Reverse/Forward Stock Split" and "Costs of the Reverse/Forward Stock Split" in this Information Statement.


         The following is a schedule of the reported high and low closing bid quotations per share for our Common Stock during the period from January 1, 2005 through September30, 2005, all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

                    Bid Quotations (rounded to nearest cent)

     2005                                                     High        Low
----------------------------------------------------------- ----------  --------

   3rd Quarter                                              $    0.10   $  0.05
   2nd Quarter                                              $    0.13   $  0.05
   1st Quarter                                              $    0.13   $  0.05

         The source of the foregoing quotations was Bloomberg, L.P. and FactSet Research.

         Since inception, we have not paid any cash dividends to our stockholders. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.

         On October 19, 2005, the last trading day prior to the initial announcement of the Reverse/Forward Stock Split, our Common Stock's closing price per share was $0.10. On December 13, 2005, the last practicable trading day prior to the date this Information Statement was mailed to stockholders, our Common Stock's closing price was $0.08.

         See also information under the caption "Financial Statements -- Selected Historical Financial Data" in this Information Statement.

                  STRUCTURE OF THE REVERSE/FORWARD STOCK SPLIT

         The Reverse/Forward Stock Split includes both a reverse stock split and a forward stock split of our Common Stock. The Reverse Split is expected to occur following the close of trading on the Effective Date and the Forward Split is expected to occur immediately following the Reverse Split. Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

         Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each 101 shares of Common Stock held in his, her or its account immediately prior to the effective time of the Reverse Split. If a registered stockholder holds more than 101 shares of Common Stock in his, her or its account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split. Such holders will not need to exchange or return any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. Any registered stockholder who holds fewer than 101 shares of Common Stock in his, her or its account immediately prior to the effective time of the Reverse Split will receive a cash payment of $0.12 per pre-split share instead of fractional shares. In connection with the Forward Split, all registered stockholders holding at least 101 shares prior to the Reverse Split will receive 101 shares of Common Stock for every one share of Common Stock they held following the Reverse Split.

         We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than 101 shares of Common Stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder's shares into a record account in such stockholder's name in a timely manner and in any event prior to the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders, to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than 101 shares of Common Stock in street name through a nominee who does not transfer shares into a record account prior to the Effective Date may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder's shares may not be cashed out if such stockholder's nominee is a record holder of an aggregate of 101 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent. Stockholders may continue to sell their shares of the Company's Common Stocks on the OTC Bulletin Board until the Effective Date, which is the 20th calendar day following the date this Information Statement is first mailed to our stockholders.

         In general, the Reverse/Forward Stock Split can be illustrated by the following examples:

                Hypothetical Scenario                                          Result
-------------------------------------------------------------------------------------------------------------
Stockholder A is a registered stockholder who holds     Instead of receiving a fractional share of Common
100 shares of Common Stock in his account prior to      Stock immediately after the Effective Date of the
the Reverse/Forward Stock Split.                        Reverse/Forward Stock Split, Stockholder A's shares
                                                        will be converted into the right to receive cash in
                                                        the amount of $12.00 ($0.12 x 100 shares).

                                                        Note: If Stockholder A wants to continue his
                                                        investment in us, he can, prior to the Effective
                                                        Date, buy at least 1 more shares, and hold them in
                                                        his account. Stockholder A would have to act
                                                        sufficiently in advance of the Reverse/Forward Stock
                                                        Split so that the purchase is completed and the
                                                        additional shares are credited in his account by the
                                                        close of business (eastern daylight time) on the
                                                        Effective Date.

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Stockholder B is a registered stockholder who holds     After the Effective Date of the Reverse/Forward
101 shares of Common Stock in her account prior to      Stock Split, Stockholder B will continue to hold
the Reverse/Forward Stock Split.                        all 101 shares of Common Stock.

-------------------------------------------------------------------------------------------------------------
Stockholder C holds less than 101 shares of Common      The Company intends for the Reverse/Forward Stock
Stock in a brokerage account as of the                  Split to treat stockholders holding Common Stock in
0Effective Date.                                         street name through a nominee (such as a bank or
                                                        broker) in the same manner as stockholders whose
                                                        shares are registered in their names. Nominees will
                                                        be instructed to effect the Reverse/Forward Stock
                                                        Split for their beneficial holders. However, nominees
                                                        may have different procedures and stockholders
                                                        holding Common Stock in street name should contact
                                                        their nominees. A stockholder holding fewer than 101
                                                        shares of Common Stock in street name who wants to
                                                        receive cash in the Reverse/Forward Stock Split
                                                        should instruct his, her or its nominee to transfer
                                                        such stockholder's shares into a record account in
                                                        such stockholder's name in a timely manner to ensure
                                                        that such stockholder will be considered a holder of
                                                        record prior to the Effective Date of the
                                                        Reverse/Forward Stock Split. A stockholder holding
                                                        fewer than 101shares of Common Stock in street name
                                                        through a nominee who does not transfer shares into a
                                                        record account in a timely manner may not have his,
                                                        her or its shares cashed out in connection with the
                                                        Reverse/Forward Stock Split. For instance, a
                                                        stockholder's shares may not be cashed out if such
                                                        stockholder's nominee is a record holder of an
                                                        aggregate of 101 or more shares of Common Stock,
                                                        holds shares for multiple stockholders in street name
                                                        and does not provide such beneficial ownership
                                                        positions in a timely manner to the Exchange Agent.
-------------------------------------------------------------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

         This Information Statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project" and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.

                                 SPECIAL FACTORS

Reasons for and Purposes of the Reverse/Forward Stock Split

         The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.

         As discussed further in this Information Statement under the caption "Special Factors -- Background of the Reverse/Forward Stock Split," the Board initiated its review of the Reverse/Forward Stock Split as a strategic alternative to maximize stockholder value at a meeting on May 19, 2005. At that meeting, in connection with its regular review of strategic issues confronting the Company, the Board expressed concern about expense of remaining a public company and continuing to comply with the periodic reporting requirements of the Exchange Act in light of the extremely low trading volume of shares of the Company's Common Stock on the OTC Bulletin Board. The Board therefore decided to consider whether it should remain a publicly held company.

         The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. We have been unable to provide increased value to our stockholders as a public company, and particularly as a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), we do not believe that continuing our public company status is in the best interest of the Company or our stockholders.

         The Board believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock's extremely limited trading volume and public float have all but eliminated our ability to use our Common Stock as acquisition currency or to attract and retain employees.

         Our Common Stock's extremely limited trading volume and public float have also impaired our stockholders' ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community. In addition, our directors and executive officers historically have owned a substantial percentage of our outstanding stock. As of the Record Date, our directors and executive officers beneficially owned a total of 18,307,553 shares, or 70.1% of the outstanding shares. For information with respect to the shares beneficially owned by our directors and executive officers, see the information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement. Our directors and executive officers generally have not sold their shares, which has further limited our public float and trading volume. During the 12 months ended October 17, 2005, our stock traded infrequently, with reported trades occurring on only 88 days, and with an average daily trading volume of 5,977 shares for such 12-month period. Because the Common Stock has been thinly traded, entering into a large purchase or sale, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

         Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board's view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur an estimated $125,000 annually before taxes in related expenses as follows:

                 ESTIMATED FUTURE ANNUAL SAVINGS TO BE REALIZED
                           IF THE COMPANY GOES PRIVATE

   Audit Fees                                                  $    50,000
   Internal Control Compliance                                      30,000
   Stockholder Expenses                                             15,000
   Legal Fees                                                       30,000

   Total                                                       $   125,000

         The estimates set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by consummating the reverse/forward stock split at this time rather than continue to subject the Company to these burdens.

         The substantial costs and burdens imposed on us as a result of being public are likely to continue to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the Commission. The overall executive time expended on the preparation and review of our public filings will likely continue to increase substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. Additionally, the passage of the Sarbanes-Oxley Act may make it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers' liability insurance.

         See also information under the caption "Special Factors -- Strategic Alternatives Considered" in this Information Statement for an additional description of the reasons why our Board approved the Reverse/Forward Stock Split instead of another alternative transaction structure.

         The Reverse/Forward Stock Split will terminate the equity interests in the Company of approximately 425 record holders of Common Stock; as of October 18, 2005, each of these record holders held fewer than 101 shares of Common Stock. We intend for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

         The Reverse/Forward Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and the listing requirements of the OTC Bulletin Board by deregistering and delisting our Common Stock. Additionally, the Reverse/Forward Stock Split will provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of our Common Stock in the open market.

         Based on information available to us, we presently have an aggregate of approximately 511 record holders and beneficial holders of our Common Stock (collectively, "holders"), of which approximately 425 holders each own 101 shares or less. In the aggregate, the shares held by these small holders comprise less than 1% of our outstanding shares of Common Stock. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board's view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Reverse/Forward Stock Split will enable us to eliminate much of these costs.

         When the Reverse/Forward Stock Split is consummated, stockholders owning fewer than 101 shares of Common Stock will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our employees, executive officers, directors and continuing stockholders will benefit from any future increase in our earnings. The stockholders that will continue to have an equity interest in the Company after the Reverse/Forward Stock Split will own a security, the liquidity of which will be severely restricted. See also information under the captions "Recommendation of the Board; Fairness of the Reverse/Forward Stock Split" and "Fairness of the Reverse/Forward Stock Split to Stockholders" in this Information Statement.

         The Reverse/Forward Stock Split will (i) cause us to cash out shares held by any stockholder holding fewer than 101 shares, (ii) not cash out any shares held by any stockholder holding at least 101 shares of Common Stock and
(iii) change the percentage of Common Stock held by the remaining stockholders to 100%. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

Strategic Alternatives Considered

         In making the determination to proceed with the Reverse/Forward Stock Split, the Board evaluated a number of other strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Reverse/Forward Stock Split would be the simplest and most cost-effective approach to achieve the purposes described above. These alternatives were:

     Self-tender offer. The Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse/Forward Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

     Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing shares in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister in a reasonable period of time.

     Selling the Company. The Board considered a sale of the Company. However, in light of the Company's current financial condition, the Board determined that a sale was not practical, or in the best interest of our stockholders, at this time.

     Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being public, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Background of the Reverse/Forward Stock Split

         At its meeting on May 19, 2005, the Board began to consider various potential strategic alternatives in order to maximize stockholder value and to address the Board's concern regarding the general and administrative expenses associated with our reporting and filing requirements as a public company. In particular, the Board noted the large number of our stockholders with small holdings of Common Stock and observed that, in its view, the administrative burden and costs to the Company of maintaining records with respect to these numerous small accounts and the associated costs of preparing, printing and mailing information to these stockholders was excessive, given our resources and operations. Management, at that time, estimated that we might have as many as 400 odd-lot holders. The Board discussed the merits of undertaking an odd-lot tender or a reverse stock split to eliminate and cash out our odd-lot stockholders. The Board discussed the possibility that such a transaction could result in the Company "going private." The Board authorized management to consult with Brown Rudnick, our corporate counsel, to identify the possible legal implications of such a transaction.

         From May 19 2005 through August 17, 2005, management considered the various issues raised and discussed at the meeting of the Board on May 19, 2005. Management also considered various potential transaction structures, the most effective means of pursuing a going-private transaction and the advantages and disadvantages associated with the Company going private. In connection with its deliberations, management consulted extensively with counsel. Management also discussed the tax and accounting implications of various strategic alternatives with its accountants.

         On August 17, 2005, the Board held a meeting to consider management's report on our various strategic alternatives and, in particular, the estimated costs and benefits of proceeding with a going-private transaction. All directors were present at the meeting. In addition, a representative from Brown Rudnick was present and available during the meeting to address the questions and concerns of the Board. Brown Rudnick advised the directors of their fiduciary obligations in considering and investigating the various strategic alternatives available to the Company. The Board explored in detail the advantages and disadvantages of each of the following strategic alternatives: a reverse stock split, a self-tender offer at a similar price per share, the purchase of shares in the open market, a sale of the Company, and maintaining the status quo.

         The Board and Brown Rudnick also discussed in detail how the Sarbanes-Oxley Act, the rules and regulations promulgated by the Commission and the burden of complying with the periodic reporting requirements of the Exchange Act had increased substantially the cost of remaining a public company and would further increase the cost in the near future. The Board's view was that these costs outweighed any benefits we or our stockholders received from our status as a public company. The Board also discussed that, as a result of these dramatically increased compliance costs, they believed that many similarly situated, small companies would undertake similar transactions.

         The Board briefly discussed various methods of going private. The Board generally concurred that going private pursuant to a reverse stock split might be a desirable strategic alternative to consider, provided that it was effected at a price and on terms fair to all of our stockholders. The Board instructed management to explore in more depth the feasibility and fairness of such a transaction. Specifically, the Board authorized management (i) to determine the number of our stockholders and their relative holdings, and (ii) to conduct interviews of independent investment banking firms who could advise the Board on the financial terms and fairness of the proposed transaction.

         On September 20, 2005, the Board held a meeting to consider management's update on (i) the research conducted regarding the Company's stockholders and their relative holdings, and (ii) management's interviews of several independent investment banking firms. All directors were present at the meeting. In addition, a representative from Brown Rudnick was present and available during the meeting to address the questions and concerns of the Board. Management reported that it determined that we had, as of September 19, 2005, 511 holders, of which 425 were odd-lot holders owning less than 101 shares of our Common Stock. Management also reported on its meetings with and evaluations of several independent investment banking firms. Based upon, among other factors, the relative qualifications and costs of each of the firms and the recommendation of management, the Board authorized the engagement of Pacific

Summit Securities, an investment banking firm with its headquarters in Irvine, CA, to serve as its financial advisor. The Board considered establishing a special committee to consider the Company's strategic alternatives and retaining independent counsel for such committee. If the Board established a special committee represented by independent counsel, Mr. Overstreet and Mr. Kyle would have been excluded from participating in the deliberations of any such committee thereby insuring the committee's independence from the holders of approximately 70% of the Company's outstanding shares of capital stock and the committee would have received legal advice regarding its strategic alternatives independent of the advice rendered to the Company by its outside counsel, Brown Rudnick. Establishing a special committee would have created another protection of the procedural fairness of the transaction. After extended discussion, the Board agreed that, in view of the limited number of independent directors and the cost of retaining separate independent counsel relative to the size of the transaction contemplated, the Board itself would ensure the procedural fairness of the transaction by having Pacific Summit establish a range of prices representing the fair value of our Common Stock and provide the Board with an opinion with respect to the fairness, from a financial point of view, of the Reverse/Forward Stock Split to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company. Further, the Board determined that the procedural fairness of the Reverse/Forward Stock Split was protected through the representation on the Board of both stockholders who would be cashed out and stockholders who would remain stockholders after the Reverse/Forward Stock Split and that the procedural fairness to unaffiliated stockholders was supported by the fact that stockholder could decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold more or less than 101 shares of Common Stock immediately prior to the Reverse/Forward Stock Split.

         From September 20, 2005 through October 3, 2005, management assisted Pacific Summit in its due diligence investigation of the Company's assets and operations.

         On October 3, 2005, the Board held a meeting at which management provided an update on the Company's continued exploration of the feasibility and fairness of going private pursuant to a reverse stock split. All directors were present at the meeting. In addition, a representative from Pacific Summit and a representative from Brown Rudnick were present and available during the meeting to address the questions and concerns of the Board. Pacific Summit reviewed with the Board the analyses that Pacific Summit intended to perform in connection with its evaluation of the proposed reverse stock split. Pacific Summit then provided an overview of the valuation methodologies that it anticipated using in connection with establishing the fair value of the Company's Common Stock. Pacific Summit also presented an overview of the timing and the steps necessary to complete these analyses. Brown Rudnick next summarized for the Board the legal and regulatory process required to effect the transaction, and informed the Board of the proposed timing for the various steps of this process. Brown Rudnick also reviewed with the members of the Board their fiduciary duties in connection with the proposed going-private transaction.

         From October 3, 2005 through October 10, 2005, Pacific Summit continued its valuation analysis.

         On October 10, 2005, the Board held a meeting to continue its deliberations with respect to the feasibility and fairness of going private pursuant to a reverse stock split. All directors were present at the meeting. In addition, a representative from Pacific Summit and a representative from Brown Rudnick were present and available during the meeting to address the questions and concerns of the Board.

         Brown Rudnick reviewed with the members of the Board their fiduciary duties and disclosure obligations in considering, investigating and effecting the proposed going-private transaction. The Board discussed the costs, benefits, feasibility and fairness to all unaffiliated stockholders of following the reverse stock split with a forward stock split and limiting the payment of cash for interests in fractional shares to holders of a number of shares less than the final stock split ratio.

         The Board next considered the share ownership distribution among the Company's stockholders and potential cash distributions at various possible per share prices and reverse stock split ratios from 1-for-1000 to 1-for-101 The Board also discussed alternative treatments of stock options and performance warrants in connection with the proposed going-private transaction. The Board discussed the presentations by Brown Rudnick and Pacific Summit and the proposed timeline for completion of the transaction.

         The representative of Pacific Summit then provided the Board with an update on the status of its analyses and of the remaining procedures necessary to permit Pacific Summit to determine a price per pre-split share and to issue its fairness opinion.

         On October 17, 2005, the Board convened a meeting to continue its deliberations with respect to going private pursuant to the proposed Reverse/Forward Stock Split. All directors were present at the meeting. In addition, a representative from Pacific Summit and a representative from Brown Rudnick were present and available during the meeting to address the questions and concerns of the Board. The Board first discussed the proposed timeline for completion of the transaction and the documentation to be filed with the Commission in connection with the proposed Reverse/Forward Stock Split. The representative of Pacific Summit then provided the Board with a draft of Pacific Summit's fairness opinion and valuation analysis. The representative of Pacific Summit then discussed various assumptions and methodologies relevant to the valuation analyses performed by Pacific Summit. The Board asked detailed questions about the assumptions and methodologies used by Pacific Summit. The representative of Pacific Summit then informed the Board that, based upon the assumptions and methodologies described to the Board, it had concluded that the fair value per share of the Company's Common Stock, effective as of October 17, 2005 was between $0.08 and $0.12. In addition, Pacific Summit reviewed with the Board a draft of its opinion to the Board that, based upon and subject to the various considerations, qualifications and limitations set forth in the opinion, consideration of between $0.08 and $0.12 per share, pre-split, paid to fractional shareholders pursuant to the Reverse/Forward Stock Split is fair, from a financial point of view, to holders of shares of the Company's Common Stock who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company. The Board discussed the opinion, and the assumptions and methodologies upon which the opinion was based with Pacific Summit.

         The Board then considered alternative treatments of the Company's outstanding stock options and performance warrants in connection with the proposed going-private transaction. After extended discussion, the Board determined that, because of the symmetry of the Reverse Split and the Forward Split, the Reverse/Forward Stock Split would not cause dilution or enlargement of the benefits intended by the Company to be made available under the Company's stock option plan or performance warrants or with respect to any outstanding stock options or performance warrants. As a result, the Board determined that no adjustment to the outstanding stock options or performance warrants would be necessary or appropriate in connection with the Reverse/Forward Stock Split.

         The Board then discussed the presentation by Pacific Summit and the proposed terms of the Reverse/Forward Stock Split and adopted the valuation analysis and opinion of Pacific Summit. The Board also considered the share ownership distribution among the Company's stockholders and potential cash distributions at a per share price of $0.12 and reverse stock split ratios from 1-for-1000 to 1-for-101. The Board balanced the Company's desire to reduce the number of record stockholders and the Company's desire to minimize the cost of the Reverse/Forward Stock Split, and selected a Reverse Split ratio of 1-for-101 and a corresponding Forward Split ratio of 101-for-1. On the basis of the valuation and opinion of Pacific Summit, its extended deliberations since May 19, 2005 and the factors described elsewhere in this Information Statement in the sections entitled "Special Factors -- Reasons for and Purpose of the Reverse/Forward Stock Split," "Special Factors -- Strategic Alternatives Considered" and "Fairness of the Reverse/Forward Stock Split to Stockholders," the Board determined by a unanimous vote that, as of October 17, 2005, a 1-for-101 Reverse Split followed by a 101-for-1 Forward Split, with a purchase price per pre-split share equal to $0.12, to be paid to holders of fewer than 101 pre-split shares, was fair to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Reverse/Forward Stock Split and those who would retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split.

         After the conclusion of the October 17, 2005 meeting, Pacific Summit delivered its final fairness opinion and valuation analysis to the Board. On October 18, 2005, the Board acted by unanimous written consent to approve the Certificates of Amendments and thereby proceed with the Reverse/Forward Stock Split.

         In 2002, Pacific Summit provided the Company with advisory services and a fairness and purchase price allocation opinion for the Company's acquisition of PCS Securities, Inc. . Further, Pacific Summit did not ask us to provide, and we did not provide, any input regarding the valuation methodology or conclusions of Pacific Summit. Rather, Pacific Summit determined its own methodology and conclusions rather than simply rendering a fairness opinion as to a price established by the Board. James Watts, President of Pacific Summit, who conducted the valuation of the Company on behalf of Pacific Summit, has more than 20 years of experience in investment banking.

         With respect to the fairness of the Reverse/Forward Stock Split to the stockholders whose stock would not be cashed out under the Reverse/Forward Stock Split, the Board noted that voting control of over 70.1% of the shares held by such holders was held by members of the Board so that the interests of such holders were aligned with the interests of the members of the Board.

         The Board authorized management to file the necessary documentation with the Commission and to seek approval of the Reverse/Forward Stock Split from holders of a majority of the Company's outstanding Common Stock. Following review by the Commission of such filings and receipt of stockholder approval of the Reverse/Forward Stock Split, the Board authorized management to distribute an information statement with respect to the Reverse/Forward Stock Split to all stockholders. After distribution of the information statement, the Board authorized management to file the Certificates of Amendment to the Company's Certificate of Incorporation to effect the Reverse/Forward Stock Split. However, the Board also reserved the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determined that abandoning the Reverse/Forward Stock Split was in the best interests of the Company.

Effects of the Reverse/Forward Stock Split

         If effected, based on information available to us, the Reverse/Forward Stock Split will reduce the number of record stockholders of our Common Stock from approximately 511 to approximately 86. This reduction in the number of our stockholders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission. Additionally, certain provisions of the Exchange Act will no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

         For a total expenditure by us of up to approximately $60,000 in transaction costs (including advisory, legal, financial, accounting and other fees and costs) and approximately $4,700 in purchase costs for fractional shares, we estimate we will realize an estimated $125,000 in cost savings on an annual basis by terminating our public company status. We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse/Forward Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

         The effect of the Reverse/Forward Stock Split on each stockholder will depend on the number of shares that such stockholder owns. Registered stockholders holding more than 101 shares of Common Stock will be unaffected by the Reverse/Forward Stock Split. Registered stockholders and stockholders holding shares of Common Stock in street name through a nominee (i.e., a broker or a bank) holding fewer than 101 shares of Common Stock will have their shares converted into the right to receive a cash amount equal to $0.12 per share. See also "Structure of the Reverse/Forward Stock Split" in this Information Statement for additional information with respect to the effect of the Reverse/Forward Stock Split on each stockholder.

Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

         Stockholders owning fewer than 101 shares of Common Stock immediately prior to the effective time of the Reverse/Forward Stock Split will, after giving effect to the Reverse/Forward Stock Split, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. It is expected that 425 holders will be fully cashed out in the Reverse/Forward Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.

         The Reverse/Forward Stock Split will require stockholders who own fewer than 101 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Reverse/Forward Stock Split, but the Board has concluded that the completion of the Reverse/Forward Stock Split overall will benefit these stockholders because of, among other reasons, the liquidity provided to them by the transaction at a price determined by the Board to be fair to these stockholders.

         The Reverse/Forward Stock Split will increase the percentage of beneficial ownership of each of the officers, directors and major stockholders of the Company. Based on an assumed cash-out of approximately 38,737 shares, the percentage ownership of each holder remaining after the Reverse/Forward Stock Split will increase by .1%. By way of example, if a holder held 10% of the outstanding Common Stock prior to the Reverse/Forward Stock Split, such holder would hold approximately 10.1% after the Reverse/Forward Stock Split. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement.

         Potential disadvantages to our stockholders who will remain as stockholders after the Reverse/Forward Stock Split include decreased access to information and decreased liquidity as a result of the termination of the listing of our Common Stock on the OTC Bulletin Board. When the Reverse/Forward Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act.

Effect of the Reverse/Forward Stock Split on Option Holders, Holders of Purchase Warrants, and Holders of Performance Warrants

         Regardless of whether an outstanding stock option, purchase warrant, or performance warrant provides a right to purchase less than, equal to or greater than 101 shares, the number of shares underlying each such outstanding stock option granted by the Company under its stock option plan and each purchase warrant and each performance warrant will not change as a result of the Reverse/Forward Stock Split. The Board, as administrator of the Company's stock option plan, has determined that no adjustment to the outstanding stock options is necessary or appropriate in connection with the Reverse/Forward Stock Split and that no adjustment to the outstanding purchase warrants or the outstanding performance warrants is necessary or appropriate in connection with the Reverse/Forward Stock Split. Because of the symmetry of the 1-for-101 Reverse Split and the 101-for-1 Forward Split, the Board has determined that the Reverse/Forward Stock Split will not cause dilution or enlargement of the benefits intended by the Company to be made available under the Company's stock option plan or with respect to any outstanding stock options or performance warrants.

Financial Effect of the Reverse/Forward Stock Split

         Completion of the Reverse/Forward Stock Split will require approximately $65,000 of cash, which includes $60,000 for advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Reverse/Forward Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The payments to holders of fewer than 101 pre-split shares of Common Stock will be paid out of working capital.

         Based upon analysis of the share ownership distribution among the Company's stockholders, the Board chose to limit the scope of the Reverse/Forward Stock Split to 1-to-101 and then 101-to-1 in light of the Company's continuing working capital needs. See also the information under the caption "Financing of the Reverse/Forward Stock Split" in this Information Statement.

         The consummation of the Reverse/Forward Stock Split will have virtually no impact on the interests of Mr. Overstreet and Mr. Kyle in the net book value and net earnings of the Company, as their stockholdings in the Company will increase from approximately 70.1% of the outstanding shares of the Company's Common Stock prior to the consummation of the Reverse/Forward Stock Split to 70.2% after the Reverse/Forward Stock Split is effected. The Company's net book value and net earnings are both negative and will remain negative after consummation of the Reverse/Forward Stock Split, Mr. Overstreet and Mr. Kyle's interest in both will remain negative and the consummation of the Reverse/Forward Stock Split will have virtually no impact on their respective interests in each.

Federal Income Tax Consequences of the Reverse/Forward Stock Split

         The following is a summary of the material United States federal income tax consequences of the Reverse/Forward Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

         This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a stockholder's particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation:

    o   banks, insurance companies or other financial institutions;

    o   persons subject to the alternative minimum tax;

    o   tax-exempt organizations;

    o   dealers in securities or currencies;

    o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

    o persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

    o   certain former citizens or long-term residents of the United States;

    o persons who hold our Common Stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

    o persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

         In addition, if a partnership holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our Common Stock and partners in such partnerships should consult their tax advisors.

         YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Sagient Research Systems, Inc.

         We believe that the Reverse/Forward Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse/Forward Stock Split.

Stockholders

         The federal income tax consequences of the Reverse/Forward Stock Split for our stockholders will differ depending on the number of shares of pre-split Common Stock owned and, in some cases, constructively owned by such stockholders. As set forth in more detail below, stockholders who own at least 101 shares of pre-split Common Stock will retain their shares and will not recognize any gain, loss or dividend income as a result of the Reverse/Forward Stock Split. Stockholders who own fewer than 101 shares of pre-split Common Stock will receive cash, the treatment of which will depend on whether the constructive ownership rules described below are applicable. If such constructive ownership rules do not apply, a stockholder who owns fewer than 101 shares of pre-split Common Stock generally will recognize gain or loss upon the sale or exchange of the pre-split Common Stock. If such constructive ownership rules apply, the stockholder may be required to treat any cash received as a dividend distribution rather than as gain or loss from a sale or exchange, as more fully described below. The differences in tax consequences to the stockholders do not depend on whether a stockholder is an affiliate of the Company, has voted to approve the Reverse/Forward Stock Split or is an unaffiliated stockholder. With respect to the Company, as described above, the Company will not recognize any income, gain or loss in connection with the Reverse/Forward Stock Split. Neither the differences in tax consequences between stockholders who hold at least 101 shares of pre-split Common Stock and stockholders who own fewer than 101 shares of pre-split Common Stock nor the differences in tax consequences between the stockholders and the Company were reasons for the Company to undertake the Reverse/Forward Stock Split in this form at this time.

Stockholders Who Receive Shares of Post-Split Common Stock

         A stockholder who retains shares of post-split Common Stock in the transaction (i.e., a stockholder who owns at least 101 shares of pre-split Common Stock) will not recognize gain or loss or dividend income as a result of the Reverse/Forward Stock Split, and the tax basis (as adjusted for the Reverse/Forward Stock Split) and holding period of such stockholder in shares of pre-split Common Stock will carry over as the tax basis and holding period of such stockholder's shares of post-split Common Stock.

Stockholders Who Receive Cash

         A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., a stockholder that owns fewer than 101 shares of pre-split Common Stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder's situation, the transaction will be taxed as either:

    o A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for the redeemed shares; or

    o A cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

         Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividend received deduction subject to applicable limitations and other special rules.

         Under Section 302 of the Code, a redemption of shares from a stockholder as part of the Reverse/Forward Stock Split will be treated as a sale or exchange of the redeemed shares if:

    o the Reverse/Forward Stock Split results in a "complete termination" of such stockholder's interest in the Company;

    o the receipt of cash is "substantially disproportionate" with respect to the stockholder; or

    o the receipt of cash is "not essentially equivalent to a dividend" with respect to the stockholder.

         These three tests (the "Section 302 Tests") are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities ("entity attribution"). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

         A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., owns fewer than 101 shares of pre-split Common Stock) and does not constructively own any shares of post-split Common Stock will have his or her interest in the Company completely terminated by the Reverse/Forward Stock Split and will therefore receive sale or exchange treatment on his or her pre-split Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for his or her shares of pre-split Common Stock.

         A stockholder who receives cash in the Reverse/Forward Stock Split and would only constructively own shares of post-split Common Stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-split Common Stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Reverse/Forward Stock Split. Among other things, waiving family attribution requires (i) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse/Forward Stock Split other than stock acquired by bequest or inheritance and (ii) including an election to waive family attribution in the stockholder's tax return for the year in which the Reverse/Forward Stock Split occurs.

         A stockholder who receives cash in the Reverse/Forward Stock Split and immediately after the Reverse/Forward Stock Split constructively owns shares of post-split Common Stock must compare (i) his, her or its percentage ownership immediately before the Reverse/Forward Stock Split (i.e., the number of voting shares actually or constructively owned by him, her or it immediately before the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately before the Reverse/Forward Stock Split) with (ii) his, her or its percentage ownership immediately after the Reverse/Forward Stock Split (i.e., the number of voting shares constructively owned by his, her or it immediately after the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately after the Reverse/Forward Stock Split).

         If the stockholder's post-Reverse/Forward Stock Split ownership percentage is less than 80% of the stockholder's pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.

         If the receipt of cash by a stockholder fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete termination" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a stockholder will be "not essentially equivalent to a dividend" if the transaction results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. If (i) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the stockholder's relative stock interest in the Company is minimal, and (iii) the stockholder's post-Reverse/Forward Stock Split ownership percentage is less than the stockholder's pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-split Common Stock exchanged for cash in lieu of fractional shares.

         In all other cases, cash in lieu of fractional shares received by a stockholder who immediately after the Reverse/Forward Stock Split constructively owns shares of post-split Common Stock will be treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Backup Tax Withholding
         We are required to furnish to the holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the Common Stock.

         You may be subject to backup withholding with respect to proceeds received from a disposition of the shares of Common Stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

           FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT TO STOCKHOLDERS

         The Board determined that the Reverse/Forward Stock Split, including the proposed cash payment of $0.12 per pre-split share to stockholders whose shares will be cashed out, is substantively fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing stockholders of the Company.

         With respect to the stockholders whose shares would be cashed out, the Board relied upon, among other things, the determination of the range of fair values per pre-split share by Pacific Summit. The Board adopted the analyses and conclusions of Pacific Summit that a price of between $0.08 and $0.12 per pre-split share payable to fractional shareholders would be fair, from a financial point of view, to holders of shares of the Company's Common Stock who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company. The Board ultimately decided upon a per share price of $0.12 per share, the highest per share price in the valuation range established by Pacific Summit.

         In 2002, Pacific Summit provided the Company with advisory services and a fairness and purchase price allocation opinion for the Company's acquisition of PCS Securities, Inc. Further, Pacific Summit did not ask us to provide, and we did not provide, any input regarding the valuation methodology or conclusions of Pacific Summit. Rather, Pacific Summit determined its own methodology and conclusions rather than simply rendering a fairness opinion as to a price established by the Board. James Watts, President of Pacific Summit, who conducted the valuation of the Company on behalf of Pacific Summit, has more than 20 years of experience in investment banking.

         With respect to the fairness of the Reverse/Forward Stock Split to the stockholders whose stock would not be cashed out in the Reverse/Forward Stock Split, the Board also relied on the fact that the amount being paid to stockholders whose stock would be cashed out was not in excess of the value determined to be the fair value of such stock by Pacific Summit. In addition, the Board noted that voting control of over 70.1% of the shares held by stockholders who would remain stockholders after the Reverse/Forward Stock Split was held by members of the Board so that the interests of such holders were aligned with the interests of the members of the Board.

         The Company did not consider the net book value (which is negative) or the Company's going concern value, in determining the fairness of the Reverse/Forward Stock Split to unaffiliated stockholders.

         The Board also considered certain factors related to the analyses of Pacific Summit in determining the fairness of the Reverse/Forward Stock Split to all of our unaffiliated stockholders, including:

         Balance Sheet and Liquidation value analysis. The Board considered analyzing the balance sheet and liquidation value of our assets but, based on advice from Pacific Summit, determined that either analysis would almost surely value a pre-split share of the Company's Common Stock at less than the value determined by Pacific Summit and understate the value per pre-split share of the Company's Common Stock. Based on Pacific Summit's advice, the Board concluded that upon a liquidation of the Company and after repayment of indebtedness, the value of shares of the Company's Common Stock would likely be zero.

         Comparable Sale Transactions analysis. The Board considered valuing the Company assuming the entire Company were to be sold at generally accepted valuation multiples but based on advice from Pacific Summit, concluded that such analysis would almost surely value a pre-split share of the Company's Common Stock at less than the value determined by Pacific Summit and understate the value per pre-split share of the Company's Common Stock. Based on advice from Pacific Summit, the Board concluded that a comparable sale transaction analysis would result in a valuation of the Company lower that the valuation ultimately determined by Pacific Summit based on the Company's publicly traded stock value.

         Publicly Traded Stock Value analysis. Based on Pacific Summit's recommendation, the Board ultimately concluded that the most accurate valuation analysis applicable to the Company is the price of its publicly traded stock. Based on the current market price for shares of the Company's Common Stock, the Company's enterprise value as of October 17, 2005 was approximately $3.9 million, or $0.08 per pre-split share, at the low end of the valuation range established by Pacific Summit. In ultimately determining to pay $0.12 per pre-split share to fractional holders, the Board implied a $5.0 million enterprise value of the Company.

         You can read more about Pacific Summit's analysis under the section entitled "Fairness of the Reverse/Forward Stock Split to Stockholders -- Opinion of Pacific Summit in this Information Statement.

         The Board determined that the primary additional factor supporting the fairness of the Reverse/Forward Stock Split to those unaffiliated stockholders who will be continuing stockholders of the Company is the cost reduction anticipated to result from the transaction. Stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized from the termination of our public company status, estimated to be not less than $125,000 annually before taxes.

         The Board determined that certain additional factors supported the fairness of the Reverse/Forward Stock Split to those unaffiliated stockholders whose shares will be cashed out, including:

Immediate cash payment. Those stockholders who own less than 101 shares of our pre-split Common Stock will receive an immediate cash payment of $0.12 per pre-split share and will not pay the commissions that such stockholders would have to pay if they attempted to sell their shares in the open market.

Current and historical market prices for our Common Stock. The proposed transaction price of $0.12 per pre-split share of Common Stock compares favorably to the bid prices of our Common Stock over the past 12 months, as well as to the bid price of our Common Stock prior to the public announcement of the Reverse/Forward Stock Split on October 18, 2005. Our Common Stock bid price is the highest price that a buyer will pay at any given time to purchase a specified number of shares of our stock. As discussed above, in addition to receiving a premium to the trading price of our Common Stock on any shares cashed out as a result of the Reverse/Forward Stock Split, such stockholders will achieve liquidity without incurring brokerage costs. Furthermore, the Board considered that, with extremely limited liquidity in the public market for our Common Stock, only a small portion of our unaffiliated stockholders would have been able to attain the bid prices before the stock price decreased measurably.

Undiscounted Price. The proposed transaction price of $0.12 per pre-split share does not include any discount for the lack of liquidity of our Common Stock or for the minority status of the shares of our Common Stock owned by unaffiliated stockholders.

         The Board determined that certain additional factors supported the fairness of the Reverse/Forward Stock Split to all of our unaffiliated stockholders, including:

Purchases to continue stock ownership. Stockholders may, depending on the availability of shares for purchase and the number of shares they currently hold, elect to remain stockholders of the Company by acquiring sufficient additional shares so that they will hold at least 101 shares of Common Stock in their account immediately prior to the Reverse/Forward Stock Split, which allows them to control the decision to remain stockholders after the Reverse/Forward Stock Split is effected or to receive cash consideration offered in connection with the Reverse/Forward Stock Split.

Sales or transfers to discontinue stock ownership. Stockholders who would otherwise retain an equity interest in the Company after the completion of the Reverse/Forward Stock Split may, depending on the demand for their shares, have some control as to whether they will retain an interest in the Company by selling or transferring shares of Common Stock prior to the effectiveness of the Reverse/Forward Stock Split to bring their equity interest to below 101 shares, and, therefore, be in a position to be cashed out pursuant to the Reverse/Forward Stock Split. However, stockholders contemplating such sales or transfers should note that, although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

No firm offers to acquire control of the Company. We have not received, during the past two years any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control of the Company.

Stockholder rights. The Reverse/Forward Stock Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split.

Fairness Opinion

         We engaged Pacific Summit to advise the Board as to the fair value per pre-split share of our Common Stock and deliver an opinion as to whether the Reverse/Forward Stock Split is fair, from a financial point of view, to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company. The methods used by Pacific Summit in evaluating and analyzing the proposed Reverse/Forward Stock Split are discussed in detail below under the caption "Fairness of the Reverse/Forward Stock Split -- Opinion of Pacific Summit" in this Information Statement.

Procedural Fairness to All Stockholders

         The Board determined that the Reverse/Forward Stock Split is procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. In reaching this conclusion, the Board determined that our receipt of a valuation from Pacific Summit was a critical procedural safeguard protecting the interests of all unaffiliated stockholders. Pacific Summit provided an opinion with respect to the fairness, from a financial point of view, of the Reverse/Forward Stock Split to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company. In connection with providing its fairness opinion, Pacific Summit conducted an independent valuation of the Company and determined the fair value per pre-split share of our Common Stock.

         In 2002, Pacific Summit provided the Company with advisory services and a fairness and purchase price allocation opinion for the Company's acquisition of PCS Securities, Inc. Further, Pacific Summit did not ask us to provide, and we did not provide, any input regarding the valuation methodology or conclusions of Pacific Summit. Rather, Pacific Summit determined its own methodology and conclusions rather than simply rendering a fairness opinion as to a price established by the Board. James Watts, President of Pacific Summit, who conducted the valuation of the Company on behalf of Pacific Summit, has more than 20 years of experience in investment banking.

         The Board relied significantly on the independent determination by Pacific Summit of the range of per share prices at which shares of pre-split Common Stock would be cashed out in the Reverse/Forward Stock Split in determining that the Reverse/Forward Stock Split is procedurally fair to the stockholders whose shares would be cashed out. Unlike many transactions, the Board relied on an independent party to determine a range of prices and then selected the price at the high end of the range, rather than simply render an opinion as to the fairness of that price. Moreover, Pacific Summit, rather than the Board, determined its own methodology for determining the price at which shares would be cashed out. In addition, the procedural fairness to unaffiliated stockholders is supported by the fact that a stockholder can decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold more or less than 101 shares of Common Stock immediately prior to the Reverse/Forward Stock Split.

         The Board also relied significantly on the independent determination by Pacific Summit of the range of per share prices at which shares of pre-split Common Stock would be cashed out in the Reverse/Forward Stock Split to conclude that the Reverse/Forward Stock Split is procedurally fair to the stockholders who would remain stockholders after the transaction, in this case because the independent determination demonstrates that the Company was not paying more than fair market value for the shares that will be cashed out. The procedural fairness to unaffiliated stockholders is supported by the fact that a stockholder can decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold less than 101 shares of Common Stock immediately prior to the Reverse/Forward Stock Split.

         The Board unanimously concluded that the Reverse/Forward Stock Split is in our best interests and the best interests of all of our unaffiliated stockholders.

         Because we have only one independent, disinterested director and the Board did not believe that it would be prudent to add additional directors unfamiliar with the Company and its business and assets solely for the purpose of evaluating the Reverse/Forward Stock Split, the Board did not create a Special Committee of the Board to approve the Reverse/Forward Stock Split. Further, creating a Special Committee by hiring new directors and retaining independent counsel for such a committee would significantly increase the cost of the Reverse/Forward Stock Split, which could in turn reduce the amount available to pay stockholders who receive cash following the Reverse/Forward Stock Split. In light of its determination that the interests of unaffiliated stockholders were protected by (i) our receipt of a valuation and a fairness opinion from Pacific Summit, (ii) the representation of both stockholders who would be cashed out and stockholders who would remain stockholders after the Reverse/Forward Stock Split on the Board and (iii) the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Reverse/Forward Stock Split by buying or selling shares of Common Stock in the stock market, the Board did not create a Special Committee or retain independent counsel.

         The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because 99% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse/Forward Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse/Forward Stock Split. In addition, based on information available to us, approximately 83% of our holders hold fewer than 101 shares of our Common Stock, and approximately 89% of our holders hold fewer than 1,001 shares of our Common Stock. Perhaps because of the small number of shares that they hold, the Board believes that these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Reverse/Forward Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated shareholders was not required under Delaware law.

         Further, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse/Forward Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.

         The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the Delaware General Corporation Law, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders' access to our corporate files, the Board determined that this Information Statement, together with our other filings with the Commission, provide adequate information for unaffiliated stockholders. The Board also considered the fact that under the Delaware General Corporation Law and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.

         The Board determined that the process leading up to the approval of the Reverse/Forward Stock Split was procedurally fair to the stockholders because of the structural fairness of the Reverse/Forward Stock Split and the safeguards that the Board did put into place. The critical procedural safeguard that the Board used was our engagement of Pacific Summit not only to render an opinion as to the fairness, from a financial point of view, of the Reverse/Forward Stock Split to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company, but first to determine independently a price range for the fair value of our pre-split shares. The Board relied significantly on the independent determination of Pacific Summit of the price at which shares of pre-split Common Stock would be cashed out in the Reverse/Forward Stock Split to conclude that the Reverse/Forward Stock Split is procedurally fair to the stockholders who would remain stockholders after the transaction, in this case because the independent determination demonstrates that the Company was not paying more than fair market value for the shares that will be cashed out. See also information under the captions "Fairness of the Reverse/Forward Stock Split to Stockholders -- Opinion of Pacific Summit" and "Special Factors -- Background of the Reverse/Forward Stock Split" in this Information Statement.

Opinion of Pacific Summit Securities

         On September 17, 2005, we retained Pacific Summit Securities to advise the Board as to the fair value per pre-split share of our Common Stock and to render an opinion to the Board as to the fairness of the Reverse/Forward Stock Split, from a financial point of view, to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company. Pursuant to the terms of Pacific Summit's engagement letter with us, dated September 17, 2005 (the "Pacific Summit Engagement Letter"), for services rendered by Pacific Summit, we will pay Pacific Summit aggregate fees of $25,000 ($20,000 of which was paid through the issuance to Pacific Summit of a one year subscription to the Company's Placement Tracker Service). We also agreed to reimburse Pacific Summit for all reasonable out-of-pocket expenses incurred by Pacific Summit in connection with the matters contemplated by the Pacific Summit Engagement Letter. In addition, we agreed to indemnify and hold harmless Pacific Summit, and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons within the meaning of the federal securities laws, except for any liability resulting primarily and directly from the gross negligence or willful misconduct of Pacific Summit. In 2002, the Company retained Pacific Summit in order to render advisory services and a fairness and purchase price allocation opinion in connection with the Company's acquisition of PCS Securities, Inc.

         On October 17, 2005, Pacific Summit provided an opinion to the Board, that, as of the date of such opinion, consideration of $0.08 to $0.12 per share, pre-split, paid to fractional shareholders pursuant to the Reverse/Forward Stock Split would be fair to fractional shareholders, from a financial point of view. The full text of the opinion of Pacific Summit, which sets forth assumptions made, matters considered, procedures followed and the qualifications and limitations on the scope of the review undertaken by Pacific Summit in rendering its opinion, is attached as Annex B to this Information Statement and is incorporated herein by reference. Pacific Summit's opinion is for the use of the

Board and addresses the fairness, from a financial point of view, of a range of per share prices to be paid by the Company to holders of shares of the Company's Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company. The opinion does not address, in any manner, the relative merits of the Reverse/Forward Stock Split as compared to any other business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Holders of shares of Common Stock are urged to, and should, read the opinion in its entirety.

         In preparing its opinion, Pacific Summit, among other things: (i) reviewed certain documents filed publicly with the Securities and Exchange Commission; (ii) reviewed certain information, including financial data, operational and business information related to the earnings, cash flow, assets, capital structure and prospects of the Company; (iii) interviewed senior management of the Company both telephonically and during an on-site visit to Company headquarters; (iv) reviewed and analyzed publicly available industry information as well as proprietary third party merger and acquisition data purchased from a reputable source; (v) reviewed historical trading prices of the Company's Common Stock; (vi) performed liquidation and comparable company sale analyses and compared the Company to other publicly traded companies in the same, or similar, industries; and (vii) conducted such financial analyses and reviewed such other information as Pacific Summit deemed appropriate in order to render its opinion.

         In preparing and rendering its opinion, Pacific Summit relied upon the accuracy and completeness of all financial and other information provided to or discussed with Pacific Summit by the Company and its representatives and/or accessed by Pacific Summit through publicly available sources. Pacific Summit did not assume any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. Pacific Summit relied on the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed, or the conclusions reached, by Pacific Summit inaccurate, incomplete or misleading in any material way. Pacific Summit's opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of October 17, 2005, the date of the opinion.

         Pacific Summit's opinion and financial analyses were two of the many factors considered by the Board in its evaluation of the Reverse/ Forward Stock Split and should not be viewed as determinative of the view of the Board with respect to the Reverse/Forward Stock Split or the cash consideration payable to holders of Common Stock who will receive cash payments for their pre-split shares and will not be continuing stockholders of the Company.

         The following is a summary of the material financial analyses performed by Pacific Summit in connection with its opinion. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by Pacific Summit was carried out in order to provide a different perspective on the Reverse/Forward Stock Split and to add to the total mix of information available. Pacific Summit did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the range of per share prices to be paid to holders of the Common Stock who will hold fractional shares immediately following the Reverse/Forward Stock Split. Rather, in reaching its conclusion, Pacific Summit relied upon the results of the analyses taken as a whole and also on application of Pacific Summit's own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, Pacific Summit has indicated to the Board that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying Pacific Summit's opinion. The analyses performed by Pacific Summit are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         Pacific Summit reached its per share price range determination by employing three analytical valuation approaches: (i) a balance sheet and liquidation value analysis; (ii) a comparable sale-of-company transactions analysis and (iii) a publicly traded stock value analysis.

         Balance Sheet and Liquidation Analysis

         As of June 30, 2005, the Company reported total assets of $768,486, liabilities of approximately $3.7 million (consisting primarily of debt and deferred revenue from subscribers), an accumulated deficit of nearly $32 million and a stockholders equity deficit of nearly $3 million. Accordingly, based upon a balance sheet analysis, in a liquidation of the Company, either forced or orderly, there would be nothing left for holders of the Company's Common Stock. Based on these figures and Pacific Summit's opinion that the Company did not possess any significant intrinsic or "hidden" assets (such as intellectual property or depreciated real estate) which were not reflected on its balance sheet, Pacific Summit concluded that in a liquidation analysis, the value of the Company's Common Stock is zero.

         Comparable Sale Transactions

         Pacific Summit calculated the valuation of the Company assuming the sale of the entire Company at generally accepted valuation multiples (4 to 6 times trailing 12 months EBITDA for financial buyers and 7 to 10 times trailing 12 months EBITDA for strategic buyers). Implying these valuation multiples to the Company, Pacific Summit determined that the Company would sell for between $1 million (4 times trailing 12 months EBITDA) and $2.6 million (10 times trailing 12 months EBITDA), or from approximately $0.00 per share to $0.03 per share after subtracting the Company's outstanding debt of $1.9 million. Pacific Summit also determined the valuation of the Company based on a multiple of sales analysis. To complete this analysis, Pacific Summit researched the sale of 16 private companies during the prior 24 month period to derive a multiple of purchase price-to-revenues at the mean of 1.57 and a median of .81. Based on the Company's current annualized revenues of approximately $3.3 million, Pacific Summit derived a multiple of sales valuation of the Company of $5.2 million at the mean value and $2.7 million at the median value. After subtracting the Company's outstanding debt of $1.9 million, the multiple of sales valuation analysis implies a per share value of $0.13 per share at the mean value and $0.03 per share at the median value.

         Publicly Traded Stock Value

         Pacific Summit ultimately concluded that the most accurate valuation analysis applicable to the Company is the price of its publicly traded stock. Based on the current market price for shares of the Company's Common Stock, Pacific Summit derived an enterprise value of the Company of $3.9 million. Pacific Summit noted that shares of the Company's Common Stock traded down in 2004 from a high of nearly $0.40 per share early in 2004 to close the year at $0.09 per share and that in 2005 the Company's share price fluctuated from a high of $0.14 to a low of $0.08 while maintaining a range of $0.05 to $0.10 since mid-June 2005. Pacific Summit noted that although the Company has shown some financial improvement, the Company's stock price has not reflected that improvement.

         In performing its publicly traded stock value analysis, Pacific Summit reviewed industry statistics for the financial technology sector and compared Company information with other publicly traded companies in the financial technology sector. After performing this comparison, Pacific Summit determined that the Company is not comparable in any meaningful way to the larger and more established publicly traded companies within the financial technology sector and that as a result, the Company should be viewed as if it were a privately held Company, most accurately valued first by reference to the trading price of shares of its Common Stock and second by a comparable sale transaction analysis using comparable private companies.

         Based on the foregoing valuation methodologies and other financial analysis performed by Pacific Summit, Pacific Summit determined that it is their professional opinion that the value of the publicly-traded Common Stock of the Company is between $0.08 and $0.12 per share thereby placing an enterprise valuation on the Company of between $3.9 and $5.0 million. Based on their analysis, in Pacific Summit's opinion, consideration of $0.08 to $0.12 per share, pre-split, paid to fractional shareholders pursuant to the Reverse/Forward Stock Split would be fair, from a financial point of view.

Fairness Determination by Brian M. Overstreet and Robert F. Kyle

         Brian M. Overstreet and Robert F. Kyle, who have each been deemed a "filing person" for purposes of Schedule 13E-3, have adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company and to stockholders who will retain an equity interest in the Company.

Termination of Exchange Act Registration

         Our Common Stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of October 18, 2005, we had approximately 511 record holders of our Common Stock. Upon the effectiveness of the Reverse/Forward Stock Split, we expect to have approximately 86 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the OTC Bulletin Board as promptly as possible after the Effective Date.

         Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors' and officers' fiduciary duties to us and our stockholders.

         Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under
Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Furthermore, there will no longer be a public market for our Common Stock, and market makers will not be able to make a market in our Common Stock.

         We estimate that termination of registration of our Common Stock under the Exchange Act will save us an estimated $125,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations. See also information under the caption "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split" in this Information Statement.

                 DESCRIPTION OF THE REVERSE/FORWARD STOCK SPLIT

Amendments of Certificate of Incorporation to Effect the Reverse/Forward Stock Split

         The Board determined that it is advisable to amend our Certificate of Incorporation to effect a 1-for-101 Reverse Split of Common Stock immediately followed by a 101-for-1 Forward Split of Common Stock, and to provide for the cash payment of $0.12 per pre-split share in lieu of fractional shares of Common Stock that would otherwise be issued following the Reverse Split.

Regulatory Approvals

         Aside from stockholder approval of the Certificates of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

         We have received the written consent of stockholders holding in aggregate 70.1% of the issued and outstanding shares of Common Stock. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Reverse/Forward Stock Split has been obtained and the vote of other stockholders is not necessary.

         The Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because 99% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse/Forward Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the

Reverse/Forward Stock Split. In addition, based on information available to us, approximately 83% of our holders hold fewer than 100 shares of our Common Stock, and approximately 89% of our holders hold fewer than 1,000 shares of our Common Stock. Perhaps because of the small number of shares that they hold, the Board believes that these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Reverse/Forward Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated shareholders was not required under Delaware law.


Holders as of Effective Date; Net Effect After Reverse/Forward Stock Split

         Stockholders holding fewer than 101 pre-split shares of Common Stock will be cashed out at a price of $0.12 per share, and the holdings of all other stockholders will be unchanged. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.

         NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY'S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE/FORWARD STOCK SPLIT.

         The proposed Certificates of Amendment are attached as Annexes A-1 and A-2 to this Information Statement. The Reverse/Forward Stock Split will become effective upon the filing of the proposed Certificates of Amendment with the Office of the Secretary of State of the State of Delaware.

Exchange of Certificates for Cash Payment or Shares

         We will file Certificates of Amendment with the Office of the Secretary of State of the State of Delaware and effect the amendments set forth in Annexes A-1 and A-2 to this Information Statement. The Reverse/Forward Stock Split will become effective at the times set forth in the Certificates of Amendment. Signature Stock Transfer of Plano, Texas, has been appointed as the Exchange Agent to carry out the exchange of certificates for cash.

         As soon as practicable after the Effective Date, record holders holding fewer than 101 shares will be notified and asked to surrender their certificates representing shares of Common Stock to the Exchange Agent. Record holders owning fewer than 101 shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $0.12 per pre-split share. Those record holders beneficially owning at least 101 shares of Common Stock will continue to hold the same number of shares of Common Stock.

         If the Reverse/Forward Stock Split is effected, any stockholder owning fewer than 101 shares of the currently outstanding Common Stock will cease to have any rights with respect to our Common Stock, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 101 shares after the Reverse/Forward Stock Split is effected.

         No service charges will be payable by stockholders in connection with the exchange of certificates for cash, all expenses of which will be borne by us.

         Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his, her or its nominee to determine how the Reverse/Forward Stock Split will affect them. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse/Forward Stock Split. However, if you are a beneficial owner of fewer than 101 shares of

Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the Effective Date, which is anticipated to be on or after January 1, 2006, the date 20 calendar days after the date we anticipate that this Information Statement will first be mailed to our stockholders. A stockholder holding fewer than 101 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares cashed out in connection with the Reverse/Forward Stock Split. For instance, such stockholder's shares may not be cashed out if such stockholder's nominee is a record holder of an aggregate of 101 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent.

         In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.

Appraisal Rights

         No appraisal rights are available under either the Delaware General Corporation Law or our Certificate of Incorporation to any stockholder.



                  FINANCING OF THE REVERSE/FORWARD STOCK SPLIT

         Completion of the Reverse/Forward Stock Split will require approximately $60,000 which includes advisory, legal, financial, accounting and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Reverse/Forward Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us. You should read the discussion under the caption "Costs of the Reverse/Forward Stock Split" in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.

                    COSTS OF THE REVERSE/FORWARD STOCK SPLIT

         The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse/Forward Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of paying for shares of those stockholders holding fewer than 101 shares pursuant to the Reverse/Forward Stock Split.


   Legal fees                                                       $    25,000
   Transfer and exchange agent fees                                       5,000
   Fees and expenses for Pacific Summit fairness opinion                 25,000
   Printing and mailing costs                                             5,000
   Total                                                            $    60,000

                          INTERESTS OF CERTAIN PERSONS

         In May 1999, the Company entered into an at-will employment agreement with Brian M. Overstreet pursuant to which Mr. Overstreet agreed to serve as the Company's President and Chief Executive Officer. The agreement was amended in July 2000, March 2001, and April 2004. Under the current agreement the Company agreed to pay Mr. Overstreet an annual base salary of $180,000. In addition to the base salary, Mr. Overstreet is entitled to receive performance bonuses based upon his accomplishments and the Company's performance. Mr. Overstreet's employment agreement contains other customary provisions.

         In May 1999, the Company entered into an at-will employment agreement with Robert Kyle pursuant to which Mr. Kyle agreed to serve as the Company's Vice President. The agreement was amended in July 2000 and April 2004. Under the current agreement the Company agreed to pay Mr. Kyle an annual base salary of $120,000. In addition to the base salary, Mr. Kyle is entitled to receive performance bonuses based upon his accomplishments and the Company's performance. Mr. Kyle's employment agreement contains other customary provisions.

         In June 2000, the Company entered into an at-will employment agreement with Henry Duong when he joined the Company as a Financial Analyst. In August 2001 and June 2003, Mr. Duong was promoted to Vice President of Operations and Chief Operating Officer, respectively. Under the current agreement, Mr. Duong receives an annual base salary of $120,000 and is entitled to receive performance bonuses based upon his accomplishments and the Company's performance. Mr. Duong's employment agreement contains other customary provisions.

         We will make no payments to officers and directors in connection with this transaction. The executive officers and directors immediately prior to the transaction will be the executive officers and directors of the Company after the transaction. The Company does not presently have any intent to modify the payments or benefits paid to its directors and officers following the Reverse/Forward Stock Split.

     CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE/FORWARD STOCK SPLIT

         We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse/Forward Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize time and cost savings as a result of terminating our public company status. When the Reverse/Forward Stock Split is consummated, all persons owning fewer than 101 shares of Common Stock at the effective time of the Reverse/Forward Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company, and therefore will not participate in our future potential earnings and growth.

         When the Reverse/Forward Stock Split is effected, we believe that, based on our stockholder records, approximately 83 record holders will remain as record holders of Common Stock, beneficially owning 100% of the outstanding Common Stock. Stockholders who currently beneficially own approximately 99% of the outstanding Common Stock will beneficially own 100% of the outstanding Common Stock after the Reverse/Forward Stock Split. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement. When the Reverse/Forward Stock Split is effected, members of the Board and our executive officers will beneficially own approximately70.2% of the outstanding Common Stock.

         We plan, following the consummation of the Reverse/Forward Stock Split, to become a privately held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be listed on the OTC Bulletin Board. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and our officers and directors and stockholders owning more than 10% of our Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be to enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act.

         As stated throughout this Information Statement, we believe that there are significant advantages to effecting the Reverse/Forward Stock Split and going private, and we plan to avail ourselves of any opportunities we have as a private company.

         In addition, the Reverse/Forward Stock Split may also enable us to make an election to become taxed under Subchapter S of the Code by reducing the number of our stockholders below the statutory threshold of 75. A Subchapter S election would eliminate the double taxation of profits by allowing our profits (or losses) to pass through us to our individual stockholders, and accordingly to be taxed only once. We have preliminarily evaluated the suitability of this tax structure, but have not yet determined (i) whether we would qualify for a Subchapter S election or (ii) whether it would be in the best interests of our stockholders to make such an election.

         Other than as described in this Information Statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) to sell or transfer any material amount of our assets; (iii) to change our Board or management; (iv) to change materially our indebtedness or capitalization; or (v) otherwise to effect any material change in our corporate structure or business.



                          RECOMMENDATION OF THE BOARD;

                   FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT

         The Board believes that the Reverse/Forward Stock Split is fair to our unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split. The discussion below summarizes the material factors, both positive and negative, considered by the Board in reaching their fairness determination, in addition to the detailed discussion in this Information Statement under the captions "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split," "Special Factors -- Strategic Alternatives Considered," "Special Factors -- Background of the Reverse/Forward Stock Split" and "Special Factors -- Effects of the Reverse/Forward Stock Split." For the reasons described above under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders -- Procedural Fairness to All Stockholders," the Board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split.

         In consideration of the factors discussed under the captions "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split," "Special Factors -- Strategic Alternatives Considered," "Special Factors -- Background of the Reverse/Forward Stock Split," "Special Factors -- Effects of the Reverse/Forward Stock Split" and "Recommendation of the Board; Fairness of the Reverse/Forward Stock Split" in this Information Statement, the Board approved the Reverse/Forward Stock Split by a unanimous vote of the Board, submitted the Reverse/Forward Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Certificates of Amendment and the payment of cash of $0.12 per pre-split share to record holders who hold fewer than 101 shares as described above. Each member of the Board who owns, or controls directly or indirectly, shares of Common Stock has voted his shares, or caused all such controlled shares to be voted, in favor of the Reverse/Forward Stock Split.

Fairness Determination by Brian M. Overstreet and Robert F. Kyle

         Brian M. Overstreet and Robert F. Kyle, who have each been deemed a "filing person" for purposes of Schedule 13E-3, have adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will receive cash payments in connection with the Reverse/Forward Stock Split and will not be continuing stockholders of the Company and to stockholders who will retain an equity interest in the Company.

Reservation of Rights

         Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company.

         The Board presently believes that the Reverse/Forward Stock Split is in the best interests of the Company, our stockholders being cashed out pursuant to the Reverse/Forward Stock Split and our stockholders who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Stock Split, and thus recommended a vote for the proposed Certificates of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse/Forward Stock Split. If the Board decides to withdraw or modify the Reverse/Forward Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

                              FINANCIAL STATEMENTS

         The following sets forth certain financial information, including (i) our unaudited and audited consolidated balance sheets as of September 30, 2005 and December 31, 2004, respectively, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the quarterly periods ended September 30, 2005 and 2004, required to be filed in our quarterly report on Form 10-QSB for the quarter ended September 30, 2005 (the "Q3 2005 10-QSB") and (ii) our audited balance sheets as of December 31, 2004 and 2003 and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004 required to be filed in our annual report on Form 10-KSB for the year ended December 31, 2004 (the "2004 10-KSB"). Stockholders should refer to the sections entitled "Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Exhibits and Reports on Form 8-K" set forth in our Q3 2005 10-QSB and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," Financial Statements and Supplementary Data" and "Exhibits, Financial Statement Schedules and Reports on Form 8-K" set forth in our 2004 10-KSB.

                         Sagient Research Systems, Inc.
                          Summary Financial Information

                                           September 30, 2005        December 31, 2004
                                       ----------------------------------------------------
Current assets                                       $443,712.00               $478,182.00
Noncurrent assets                                    $317,154.00               $304,401.00
Current liabilities                              $(3,614,586.00)           $(3,811,398.00)
Noncurrent liabilities                                         0                         0
Book value per share                                     $(0.12)                   $(0.13)
Pro forma data                                                 *                         *

                                                   Three months ended September 30,
                                                   2005                       2004
Income per common share from           ---------------------------------------------------
  continuing operations:                                   $0.04                     $0.03
    Basic                                                  $0.04                     $0.03
    Diluted
Net income per common share:
    Basic                                                  $0.00                   $(0.01)
    Diluted                                                $0.00                   $(0.01)
Ratio of earnings to fixed charges                          3.25                     -1.42
Pro forma data                                                 *                         *

                                                    Nine months ended September 30,
                                                   2005                       2004
Income per common share from           ----------------------------------------------------
  continuing operations:
    Basic                                                  $0.11                     $0.09
    Diluted                                                $0.10                     $0.09
Net income per common share:
    Basic                                                  $0.01                   $(0.03)
    Diluted                                                $0.01                   $(0.03)
Ratio of earnings to fixed charges                          2.04                     -0.35
Pro forma data                                                 *                         *

                                                      Year Ended December 31,
                                                   2004                       2003
Income per common share from           ----------------------------------------------------
  continuing operations:
    Basic                                                  $0.12                     $0.09
    Diluted                                                $0.12                     $0.09
Net income per common share:
    Basic                                                $(0.04)                   $(0.06)
    Diluted                                              $(0.04)                   $(0.06)
Ratio of earnings to fixed charges                         -2.73                     -1.27
Pro forma data                                                 *                         *

Pro forma data is immaterial and therefore excluded

Sagient Research Systems, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                                    September 30, 2005    December 31, 2004
                                                                    ----------------------------------------
                      ASSETS
CURRENT ASSETS
Cash and cash equivalents                                           $           54,226    $           54,106
Accounts receivable                                                             37,010               133,245
Prepaid research                                                               201,133               233,974
Prepaid commissions                                                            113,693                48,581
Other current assets                                                            37,650                 8,276
                                                                    ----------------------------------------
  Total current assets                                                         443,712               478,182

Property and equipment, net                                                    219,549               301,374
Other assets                                                                     7,605                 3,027
Convertible notes receivable                                                    35,811                    --
Investment in detachable warrants                                               54,189                    --
                                                                    ----------------------------------------
  Total assets                                                      $          760,866    $          782,583
                                                                    ========================================

  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable                                                    $           25,979    $          245,047
Accrued interest expense                                                       334,618               280,638
Revolving credit facility                                                      100,000               100,000
Current portion of convertible debt, net                                     1,103,510             1,363,763
Notes payable                                                                  300,000               300,000
Notes payable - related parties                                                270,073               287,500
Deferred revenue                                                             1,241,443             1,019,674
Prepaid subscription receipts                                                   61,829                79,119
Other current liabilities                                                      177,134               135,657
                                                                    ----------------------------------------
  Total current liabilities                                         $        3,614,586             3,811,398


STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.0001 par value; 10,000,000 shares authorized;
  no shares outstanding                                                             --                    --
Common stock; $.0001 par value, 80,000,000 shares authorized,
  35,277,512 issued, 23,510,796 outstanding at September 30, 2005
 and December 31, 2004                                                           2,394                 2,394
Additional paid-in capital                                                  29,049,444            29,040,948
Treasury stock, 417,866 common shares at cost                                  (58,501)              (58,501)
Accumulated deficit                                                        (31,847,057)          (32,013,656)
                                                                    ----------------------------------------
  Total stockholders' equity (deficit)                                      (2,853,720)           (3,028,815)
                                                                    ----------------------------------------

  Total liabilities and stockholders' equity (deficit)              $          760,866    $          782,583
                                                                    ========================================

Sagient Research Systems, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                             Three Months Ended September 30  Nine Months Ended September 30,
                                                    2005            2004            2005            2004
                                               ----------------------------    ----------------------------
REVENUES
Research services                              $    864,167    $    688,594    $  2,494,862    $  1,992,836
Other revenue                                            --             975              --           5,075
                                               ----------------------------    ----------------------------
  Total revenue                                     864,167         689,569       2,494,862       1,997,911
                                               ----------------------------    ----------------------------

EXPENSES
Compensation and benefits                           259,466         328,950         825,838       1,021,905
General and administrative                          167,837         158,515         465,367         606,774
Product research expenses                           251,917         241,087         748,693         708,442
Depreciation and amortization                        29,334          56,025         133,757         194,593
                                               ----------------------------    ----------------------------
  Total expenses                                    708,554         784,577       2,173,655       2,531,714
                                               ----------------------------    ----------------------------

Operating income (loss)                             155,613         (95,008)        321,207        (533,803)

OTHER EXPENSE
Interest and other                                  (46,529)        (62,554)       (154,608)       (171,418)
Loss on joint venture                                    --              --              --         (60,739)
Discount on note receivable                              --              --              --         (25,000)
                                               ----------------------------    ----------------------------

  Total other expense                               (46,529)        (62,554)       (154,608)       (257,157)
                                               ----------------------------    ----------------------------


Net income (loss) from continuing operations   $    109,084    $   (157,562)   $    166,599    $   (790,960)
                                               ============================    ============================

Basic earnings (loss) per share                $       0.00    $      (0.01)   $       0.01    $      (0.03)

Basic weighted - average number of shares
 outstanding                                     23,510,796      23,103,559      23,510,796      23,042,906
                                               ============================    ============================

Diluted earnings (loss) per share              $       0.00    $      (0.01)   $       0.01    $      (0.03)

Diluted weighted-average shares outstanding      24,079,846      23,103,559      24,079,846      23,042,906
                                               ============================    ============================

Sagient Research Systems, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                           Nine Months Ended September 30,
                                                                 2005            2004
                                                            ----------------------------
Cash flows from operating activities
  Net income (loss)                                         $    166,599    $   (790,960)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities
    Depreciation and amortization                                132,383         194,593
    Stock, stock options and warrants issued for services          8,496          85,852
    Discount on note receivable                                       --          25,000
    Loss on joint venture                                             --          60,739
  Net changes in assets and liabilities
    (Increase) decrease in accounts receivable                    96,235         (26,205)
    (Increase) decrease in prepaid research                       32,841         (30,354)
    (Increase) in other current assets                           (94,485)        (81,778)
    (Increase) in long term assets                               (90,000)             --
    (Increase) decrease in other assets                           (4,578)            765
    Increase (decrease) in accounts payable                     (219,068)         16,004
    Increase in accrued liabilities                               78,168         157,931
    Increase in deferred revenue / prepaid receipts              221,767         298,805
                                                            ----------------------------
  Net cash provided by (used in) operating activities       $    328,358         (89,609)

Cash flows from investing activities
  Additions to property and equipment                            (50,559)        (38,342)
  Proceeds from note receivable                                                  162,500
                                                            ----------------------------
  Net cash provided by (used in) investing activities       $    (50,559)        124,158

Cash flows from financing activities
  Net proceeds from issuance of note payable                          --         100,000
  Repayment of notes payable related party                       (17,427)             --
  Proceeds from exercise of stock options                             --           1,250
  Repayment of notes and convertible debt                       (260,252)       (105,229)
                                                            ----------------------------
  Net cash used in financing activities                     $   (277,678)         (3,979)
                                                            ----------------------------

  Net increase (decrease) in cash and cash equivalents               120          30,570

Cash and cash equivalents, beginning of period                    54,106          54,348
                                                            ----------------------------

Cash and cash equivalents, end of period                    $     54,227    $     84,918
                                                            ============================

Supplemental disclosures of cash flow information

  Interest paid                                             $    139,953    $     71,049
                                                            ============================
  Taxes paid                                                $      4,295    $      2,500
                                                            ============================

Sagient Research Systems, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31,

                                                                        2004            2003
                                                                   ----------------------------
                    ASSETS
CURRENT ASSETS
Cash and cash equivalents                                          $     54,106    $     54,348
Accounts receivable                                                     133,245          20,206
Receivable from related parties                                              --         125,000
Prepaid research                                                        233,974         242,885
Prepaid commissions                                                      48,581              --
Other current assets                                                      8,276          10,472
                                                                   ----------------------------
  Total current assets                                                  478,182         452,911

Property and equipment, net                                             301,374         493,493
Receivable from related parties                                              --          62,500
Other assets                                                              3,027           2,835
                                                                   ----------------------------
  Total assets                                                     $    782,583    $  1,011,739
                                                                   ============================

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable                                                   $    245,047    $    213,128
Accrued interest expense                                                280,638         129,082
Revolving credit facility                                               100,000         100,000
Current portion of convertible debt                                   1,363,763         564,747
Notes payable                                                           300,000         300,000
Notes payable - related parties                                         287,500         187,500
Deferred revenue                                                      1,019,674         752,797
Prepaid subscription receipts                                            79,119          24,435
Other current liabilities                                               135,657         169,228
                                                                   ----------------------------
  Total current liabilities                                           3,811,398       2,440,917


Convertible debt, less current portion                                       --         904,244
Minority interest in subsidiary                                              --         (60,739)
                                                                   ----------------------------
  Total liabilities                                                   3,811,398       3,284,422

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.0001 par value; 10,000,000 authorized
  shares; no shares outstanding                                              --              --
Common stock; $.0001 par value, 80,000,000 authorized,
  35,277,512 issued; 23,510,796 outstanding at December 31, 2004 and 34,557,052 issued and 22,790,336 outstanding
  at December 31, 2003                                                    2,394           2,321
Additional paid-in capital                                           29,040,948      28,925,921
Treasury stock, 417,866 common shares at cost                           (58,501)        (58,501)
Accumulated deficit                                                 (32,013,656)    (31,142,424)
                                                                   ----------------------------

  Total stockholders' equity (deficit)                               (3,028,815)     (2,272,683)
                                                                   ----------------------------
  Total liabilities and stockholders' equity (deficit)             $    782,583    $  1,011,739
                                                                   ============================

Sagient Research Systems, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                                    Year Ended December 31,
                                                      2004            2003
                                                 ----------------------------
REVENUES
Research services                                $  2,769,219    $  2,015,848
Consulting services                                        --          99,000
Other revenue                                           5,611          11,250
                                                 ----------------------------
  Total revenue                                     2,774,830       2,126,098
                                                 ----------------------------

EXPENSES
Compensation and benefits                           1,318,787       1,369,965
General and administrative                            783,606         767,618
Product research expenses                             980,546         584,467
Depreciation and amortization                         247,314         279,038
Minority interest expense                                  --         115,976
                                                 ----------------------------
  Total expenses                                    3,330,253       3,117,064
                                                 ----------------------------

Operating loss                                       (555,423)       (990,966)

OTHER EXPENSE
Interest and other                                    230,070         642,887
Loss on joint venture                                  60,739              --
Discount on note receivable                            25,000              --
                                                 ----------------------------
  Total other expense                                 315,809         642,887
                                                 ----------------------------

Net loss from continuing operations                  (871,232)     (1,633,853)

Discontinued operations
Income from discontinued operations                        --         174,117
                                                 ----------------------------

Net loss                                         $   (871,232)   $ (1,459,736)
                                                 ============================

Earnings (loss) per share - basic and diluted
  Loss per share - continuing operations                (0.04)          (0.07)
  Earnings per share - discontinued operations             --            0.01
                                                 ----------------------------

    Total loss per share - basic and diluted     $      (0.04)   $      (0.06)
                                                 ============================

Weighted average number of shares                  23,088,511      23,229,494
                                                 ============================

Sagient Research Systems, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                               Year Ended December 31,
                                                                                 2004            2003
                                                                            ----------------------------
Cash flows from operating activities
  Net loss                                                                  $   (871,232)   $ (1,459,736)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities
    Depreciation and amortization                                                247,314         279,038
    Amortization of discounts on indebtedness                                         --         417,189
    Stock and stock options issued for services rendered                         113,851          16,000
    Minority interest expense                                                         --         115,976
    Discount on note receivable                                                   25,000              --
    Income from discontinued operations                                               --        (174,117)
    Loss on joint venture                                                         60,739              --
  Net changes in assets and liabilities
    (Increase) decrease in accounts receivable                                  (113,039)         24,430
    (Increase) decrease in prepaid research                                        8,911        (242,885)
    Increase in prepaid commissions                                              (48,581)             --
    Decrease in other current assets                                               2,196          39,625
    (Increase) decrease in other assets                                             (192)         45,467
    Increase in accounts payable                                                  31,919          50,185
    Increase in deferred revenue                                                 266,877         557,905
    Increase (decrease) in accrued expenses and other current liabilities        117,984         (72,399)
    Increase in prepaid subscription receipts                                     54,684          24,435
                                                                            ----------------------------
  Net cash used in operating activities                                         (103,569)       (378,887)

Cash flows from investing activities
  Additions to property and equipment                                            (55,195)        (47,614)
  Proceeds from note receivable from related parties                             162,500              --
  Change in net assets of discontinued operations                                     --       2,476,988
                                                                            ----------------------------
  Net cash provided by investing activities                                      107,305       2,429,374

Cash flows from financing activities
  Payments on revolving credit facility                                               --      (2,391,975)
  Proceeds from issuance of note payable to related party                        100,000              --
  Net proceeds from revolving credit facility                                         --         100,000
  Net proceeds from notes payable                                                     --         195,686
  Proceeds from exercise of stock options                                          1,250              --
  Repayment of convertible debt                                                 (105,228)       (111,009)
  Distributions to minority members                                                   --        (179,070)
  Proceeds from exercise of common stock warrants                                     --             150
                                                                            ----------------------------

  Net cash used in financing activities                                           (3,978)     (2,386,218)
                                                                            ----------------------------

  Net increase (decrease) in cash and cash equivalents                              (242)       (335,731)

Cash and cash equivalents, beginning of period                                    54,348         390,079
                                                                            ----------------------------

Cash and cash equivalents, end of period                                    $     54,106    $     54,348
                                                                            ============================

Supplemental disclosures of cash flow information
  Interest paid                                                             $    116,474    $    155,444
                                                                            ============================
  Taxes paid                                                                $      4,061    $      2,400
                                                                            ============================

Price Range of Common Stock; Dividends; Trading Volume

         Our Common Stock trades on the OTC Bulletin Board under the symbol "SRYS." The following is a schedule of the reported high and low closing bid quotations per share for our Common Stock during 2003, 2004 and the period from January 1, 2005 through September 30, 2005, all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

                      Bid Quotations (to the nearest cent)

2005                                                         High         Low
---------------------------------------------------------- --------    --------
     1st Quarter                                           $   0.13       0.05
     2nd Quarter                                           $   0.13       0.05
     3rd Quarter                                           $   0.10       0.05

2004                                                         High         Low
---------------------------------------------------------- --------    --------
     1st Quarter                                           $   0.30       0.12
     2nd Quarter                                           $   0.36       0.21
     3rd Quarter                                           $   0.21       0.06
     4th Quarter                                           $   0.09       0.05

2003                                                         High         Low
---------------------------------------------------------- --------    --------
     1st Quarter                                           $   0.10       0.07
     2nd Quarter                                           $   0.07       0.05
     3rd Quarter                                           $   0.15       0.06
     4th Quarter                                           $   0.13       0.08

         The source of the foregoing quotations was Bloomberg LP and FactSet Research.

         On October 19, 2005, the last trading day prior to the announcement of the Reverse/Forward Stock Split, our Common Stock's closing price per share was $0.10. We have not paid or declared any dividends on our Common Stock since inception. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes to tax legislation, and other factors deemed relevant by our Board. We do not intend to pay cash dividends on our Common Stock in the immediate future.

         During the 12 months ended October 17, 2005, our stock traded infrequently, with reported trades occurring on only 88 days, and with an average daily trading volume of 5.977 shares for such 12-month period.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of October 17, 2005, concerning beneficial ownership of Common Stock, our only class of equity securities currently outstanding, by (i) the only persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) all directors, (iii) all named executive officers and (iv) all directors and named executive officers as a group.

                                                        Shares of Common
                                                       Stock Beneficially              Percentage of Common
Name of Beneficial Owner(1)                                 Owned(2)                         Stock(2)
-----------------------------------------------     ---------------------------      ------------------------
Brian M. Overstreet(3)                                    14,006,244(4)                       58.9%
Global Capital Advisors(5)                                 6,966,775(6)                       22.9%
Robert F. Kyle(7)                                          3,292,909(8)                       13.0%
Henry Duong(9)                                               917,500(10)                       3.8%
William John Jackson(11)                                      90,900(12)                        *
Directors and Officers as a Group (4 persons)             18,307,553                          70.1%

* Indicates beneficial ownership of less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Sagient Research Systems, Inc., 3655 Nobel Drive, Suite 540, San Diego, California 92112.

(2) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-B of the Securities Act of 1933 and Rule 13(d)-3 of the Securities Exchange Act, and based upon 23,510,796 shares of Common Stock outstanding.

(3) Mr. Overstreet is the President, Chief Executive Office and a Director of the Company.

(4) Includes (i) 3,056,943 shares held by Presidence, Incorporated, with respect to which Mr. Overstreet is the Managing Director and sole signatory (ii) 10,699,301 shares held in the name of a two trusts for which Mr. Overstreet is a beneficial owner and trustee and (iii) 250,000 shares of common stock of the Company issuable upon the exercise of options held by Mr. Overstreet.

(5) The address of Global Capital Advisors is 106 Colony Park Dr., Suite 900, Cumming, GA 30040.

(6) Includes (i) 6,043,815 shares of common stock of the Company issuable upon conversion of $1,208,763 convertible debenture (ii) 125,000 shares of common stock of the Company issuable upon the exercise of warrants held by Global Capital Funding Group, LP, and (iii) 775,000 shares of common stock of the Company issuable upon conversion of $155,000 convertible debenture. Global Capital Advisors is the investment manager for Global Capital Funding Group, LP and GCA Strategic Investment Fund Ltd.

(7) Mr. Kyle is the Vice President, Secretary, General Counsel and a Director of the Company.

(8) Includes (i) 1,514,438 shares of common stock of the Company issuable upon the exercise of options held by Mr. Kyle to buy shares of the Company's common stock owned by Presidence, Inc., and (ii) 250,000 shares of common stock of the Company issuable upon the exercise of options held by Mr. Kyle.

(9) Mr. Duong is the Chief Operating Officer of the Company.

(10) Includes 517,500 shares of common stock of the Company issuable upon the exercise of options held by Mr. Duong.

(11) Mr. Jackson is Director of the Company.

(12) Includes 75,000 shares of common stock of the Company issuable upon the exercise of options held by Mr. Jackson and 100 shares of common stock held in the name of his minor child.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Certificate of Incorporation provides that we will indemnify and hold harmless our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.

         In addition, our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal or state securities or environmental laws.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that we filed with the Commission, File No. 000-25449, are incorporated by reference in this Information Statement, except for any discussion therein of the "safe harbor" protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995:
(i) the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004; (ii) the Quarterly Report on Form 10Q-SB for the fiscal quarter ended March 31, 2005; (iii) the Quarterly Report on Form 10Q-SB for the fiscal quarter ended June 30, 2005; and (iv) the Quarterly Report on Form 10Q-SB for the fiscal quarter ended September 30, 2005.

         All documents and reports that we filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement are not incorporated by reference into this Information Statement. New material information, if any, will be provided in an amended Information Statement.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission's Internet Website (http://www.sec.gov).

                                  By Order of the Board of Directors,


                                  /s/ BRIAN M. OVERSTREET
                                  ---------------------------------------------
                                  Brian M. Overstreet
                                  Chairman of the Board of Directors, President and Chief Executive Officer
                                  (Principal Executive Officer)


Dated: December 14, 2005

San Diego, California

                                                                       ANNEX A-1

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                         SAGIENT RESEARCH SYSTEMS, INC.

         Sagient Research Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General
Corporation Law of the State of Delaware and shall become effective at         ,
eastern time, on               , 2006.

         THIRD: Article 4 of the Certificate of Incorporation is hereby amended by deleting Section A in its entirety and replacing it with the following:

             A. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ninety million (90,000,000), of which eighty million (80,000,000) shares shall be Common Stock ("Common Stock"), par value $.001 per share, and ten million (10,000,000) shall be preferred stock (the "Preferred Stock"), par value $.001 per share. Upon the effectiveness (the "Effective Time") of the Certificate of Amendment to the Certificate of Incorporation adding this sentence, each one hundred and one (101) issued shares of Common Stock, par value $.001 per share, shall be combined and reclassified into one (1) fully-paid and nonassessable share of Common Stock, par value $.001 per share, of the Corporation; provided, however, that in lieu of any fractional interests in shares of Common Stock to which any stockholder who would be entitled only to receive such fractional interest would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), the Corporation shall pay in cash for such fractional interest $0.12 per share held by such stockholder immediately prior to the Effective Time.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this day of
             , 2006.

                                  By:


                                  Name:   Brian M. Overstreet

                                  Title:  President and Chief Executive Officer

                                                                       Annex A-2


                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                         SAGIENT RESEARCH SYSTEMS, INC.

         Sagient Research Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General
Corporation Law of the State of Delaware and shall become effective at         ,
eastern time, on              , 2006.

         THIRD: Article 4 of the Certificate of Incorporation is hereby amended by deleting Section A in its entirety and replacing it with the following:

             A. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ninety million (90,000,000), of which eighty million (80,000,000) shares shall be Common Stock ("Common Stock"), par value $.001 per share, and ten million (10,000,000) shall be preferred stock (the "Preferred Stock"), par value $.001 per share. Upon the effectiveness (the "Effective Time") of the Certificate of Amendment to the Certificate of Incorporation adding this sentence, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (which shall include each fractional share in excess of one (1) share held by any stockholder), shall be subdivided and reclassified into one hundred and one (101) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such one hundred and one-to-one (101-to-1) ratio).

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this day of
              , 2006.

                                  By:


                                  Name:   Brian M. Overstreet

                                  Title:  President and Chief Executive Officer

                                                                         Annex B
                                                                         -------

                            PACIFIC SUMMIT SECURITIES
                             111 Pacifica, Suite 250
                            Irvine, California 92618
                                 (949) 727-2427



October 17, 2005


Members of the Board of Directors
Sagient Research Systems, Inc.
2655 Nobel Drive, Suite 540
San Diego, CA 92122

Re: Fairness Opinion

Gentlemen:

You have requested our opinion (this "Opinion") as to the fairness, from a financial point of view, to the shareholders of Sagient Research Systems, Inc. (the "Company") regarding the redemption of fractional share interests pursuant to a reverse stock split of the Company's shares (the "Transaction").

For purposes of the Opinion set forth herein, we have, among other things:

     1) Reviewed certain documents filed publicly with the Securities and Exchange Commission;
     2) Reviewed certain information, including financial data, operational and business information related to the earnings, cash flow, assets, capital structure and prospects of the Company;
     3) Interviewed senior management of the Company both telephonically and during an on-site visit to Company headquarters;
     4) Reviewed and analyzed publicly available industry information as well as proprietary third party merger and acquisition data purchased from a reputable source;
     5)   Reviewed historical trading prices of the Company's common stock;
     6) Performed liquidation and comparable company sale analyses and compared the Company to other publicly traded companies in the same, or similar, industries;
     7) Conducted such financial analyses and reviewed such other information as we deemed appropriate in order to render this Opinion.

In conducting our review and arriving at our Opinion, we have relied upon the accuracy and completeness of all financial and other information provided to or discussed with us by the Company and its representatives and/or accessed by us through publicly available sources. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. We have further relied on the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed, or the conclusions reached, by us as inaccurate, incomplete or misleading in any material way.

We were not requested to consider, and our Opinion does not in any manner address, the relative merits of the Proposed Transaction as compared to any business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us on, the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we disclaim any responsibility to do so.

Board of Directors
Sagient Research Systems, Inc.
October 17, 2005
Page Two


Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of the Company's capital stock should vote with respect to the Transaction. This letter may be reproduced in its entirety, if required, in a proxy statement filed by the Company with the Securities and Exchange Commission.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that consideration of 8 to 12 cents per share, pre-split, paid to fractional shareholders pursuant to the proposed Transaction would be fair, from a financial point of view.


Sincerely,

/s/ Pacific Summit Securities

Pacific Summit Securities

                         Sagient Research Systems, Inc.


               Reverse Split and Purchase of Fractional Interests







                                Fairness Opinion



                                   Prepared by
                            Pacific Summit Securities
                             111 Pacifica, Suite 250
                            Irvine, California 92618


                                October 17, 2005




                                Table of Contents

                                                                            Page





Purpose of Fairness Opinion                                                   1


Statement of Facts and Limiting Conditions                                    2

Business Profile                                                              3

Management                                                                    7

Financial Analysis                                                            8

Valuation Analysis                                                           14

         Balance Sheet & Liquidation Value                                   14

         Comparable Sale Transactions                                        15

         Publicly Traded Stock Value                                         16

Summary and Opinion                                                          17

Purpose of Fairness Opinion

     Sagient Research Systems, Inc. ("Sagient" or the "Company") was formed for the purpose of publishing research and information on the PIPE industry (private investments in public entities) and effecting transactions in securities known as PIPE's. Sagient became publicly traded in 2000 by combining with a publicly-traded shell corporation in a transaction commonly referred to as a reverse merger.

     Although successful in its core publication business, Sagient's efforts to broaden its business plan into other areas have fallen short. Accordingly, the publicly-held stock of Sagient has traded downward in price almost continually after a high trading range of $5 to $7 in 2000 and 2001. For the past year, the stock has traded mostly in the range of 5 to 10 cents.

     As a result, Sagient's Board of Directors has determined that the best action to take, for all shareholders, is to become non-reporting under the securities laws and regulations so as to relieve the Company of the significant expense of compliance. At this time, Sagient has all the expense and burden of being a publicly traded company with almost none of the benefits, such as substantial liquidity for its shareholders.

     The Company has determined that the best way to effect the transaction is through a reverse stock split given the high number of shareholders that hold very small amounts of stock. Upon effectiveness of the split, fractional share interests would be redeemed by the Company at a price determined to be fair. Pacific Summit Securities has been retained by Sagient to suggest a range for this price and to prepare the Fairness Opinion for this transaction.

                   Statement of Facts and Limiting Conditions

     Pacific Summit Securities is a privately held investment banking firm based in Irvine, California. The Firm specializes in 1) Corporate Finance, 2) Mergers & Acquisitions and 3) Advisory Services (principally valuations, fairness opinions, litigation support and expert witness testimony). The Firm works primarily with emerging growth and middle market companies and is licensed as a Broker/Dealer with the National Association of Securities Dealers.

     In compiling this report, PSS relied upon oral representations and written materials provided by Sagient management. PSS also relied upon publicly available materials filed with the Securities and Exchange Commission as well as upon other information available publicly and compiled by recognized financial reporting entities.

     In advising the Company, PSS shall have no obligation in connection therewith to conduct any independent investigations or to obtain any independent verification of materials or information furnished to or representations made to PSS by agents, principals, directors or employees of Sagient, and/or their counsel or affiliates. Nor shall PSS be obligated to seek to obtain any legal or other opinions or advice.

     PSS shall keep confidential all non-public information and will not disclose any information to third parties unless requested or permitted by the Company to do so.

     PSS shall have no liability for its services hereunder, including its Opinion, unless it is grossly negligent or acts in bad faith in performing its services.

     PSS consents to being identified in connection with its role in producing the Opinion in any disclosure materials, regulatory agency filings or publicly disseminated documents describing the anticipated transaction in such manner as is reasonably satisfactory both to PSS and its counsel, and to the inclusion of its final Opinion as part of such materials or filings in a form approved by PSS and its counsel.

Business Profile


General

     Sagient Research Systems, Inc. (NASDAQ: SRYS.OB) is a publisher of independent research located in San Diego, California. The Company develops, produces, and sells proprietary research products to mutual funds, hedge funds, and investment banks. Their current product mix includes four independent services: PlacementTracker, BioMedTracker, ChangeWave Insight, and La Jolla Economics.

     Their business strategy is to continue to leverage their development, technology, and marketing expertise to become a leading provider of independent research to the institutional investment and financial services communities.

     The market opportunity in the independent research market is substantial. Mutual funds and hedge funds spend over $4.5 billion dollars on research services every year. For both competitive and regulatory reasons, the percentage of that amount being spent on independent research services is increasing rapidly. As one of the only publicly traded companies focused solely on the institutional independent research market, Sagient Research is well positioned.

     Sagient Research Systems, Inc. was incorporated in Delaware in 1999. The Company operates its business activities through Sagient Research and through their wholly owned subsidiary, DP Securities, Inc., a broker-dealer incorporated in the State of California.

     In May 2004, the Company changed its name from PCS Research Technology, Inc. to Sagient Research Systems, Inc.

Products

PlacementTracker
----------------

     PlacementTracker is a research product that provides customers with market data, research, and analysis on the PIPE (Private Investment in Public Entity) market. Launched in 1999, PlacementTracker is nationally recognized for its coverage of the PIPE market. PlacementTracker's subscription service is used by sell-side firms and buy-side firms looking for up-to-date, comprehensive, and interactive research on the PIPE market. PlacementTracker was developed by and is owned exclusively by Sagient

BioMedTracker
-------------

     BioMedTracker provides clients research data on companies that develop pharmaceutical products. The service includes analysis of events that influence the development of a drug, including clinical and pre-clinical trial data, partnership agreements, marketing and distribution agreements, related drug information, and regulatory events. This qualitative analysis is coupled with a proprietary model that uses historical results to estimate the probability that the FDA will approve developmental drugs. The model, along with projections of approval date, market size, market penetration, and other factors, is used to calculate the value of a company's clinical pipeline. BioMedTracker was developed by and is owned exclusively by Sagient.

     In addition, Sagient serves as a non-exclusive sales agent for the following third-party independent research services:

ChangeWave Insight
------------------

     ChangeWave Insight provides forward-looking sentiment of business activity in four industry segments: Information Technology, Telecom, Biomedical, and Consumer Electronics & Entertainment. ChangeWave Insight measures sentiment of front-line industry professionals and decision-makers. By filtering and analyzing its survey data, ChangeWave Insight identifies and evaluates emerging business trends and formulates specific investment recommendations.

     The Company maintains a non-exclusive marketing agreement to market, sell, and distribute ChangeWave Insight to investment firms, hedge funds, and mutual funds.

La Jolla Economics
------------------

     La Jolla Economics employs a top down, macro economic approach to analyze and identify changing trends in the world's economies. Its service provides professional investors with insights and interpretations necessary to understand how the geopolitical events of today will impact their portfolios tomorrow. Focusing on the impact of fiscal and monetary policy changes on the economics and financial variables such as real GDP growth rates, inflation, the P/E ratio and the rates of returns on various asset classes, La Jolla Economics' work determines the impact on stock prices in the aggregate. In addition, it combines a macro view of political and economic research with a dynamic view of industry research to serve the full range of institutional clients' needs. The Company maintains a non-exclusive marketing agreement to market, sell, and distribute La Jolla Economics to investment firms, hedge funds, and mutual funds and maintains La Jolla Economics' website.


Competition

     The independent research and financial services industries are characterized by intense competition. Sagient faces competition in all aspects of its business and competes directly with, among others, traditional Wall Street research providers, independent research providers, brokerage firms of all sizes, and larger financial data providers.

     There are as many as 500 independent research providers who compete with Sagient to provide information, data, and investment recommendations to institutional investors. Many of these competitors, such as Argus Research, Sidoti & Co. and Vista Research have longer operating histories, have significantly greater financial, personnel, marketing, research and other resources, have greater operating efficiencies, and have established reputations relating to product offerings and customer service.

     In addition, many of Sagient's competitors offer a wider range of services and financial products than Sagient. Over the past several years, the securities industry has become increasingly competitive. Numerous securities firms have either ceased operations or have been acquired by other firms and certain corporations with substantial financial resources, expertise and access to capital markets have entered the securities industry by acquiring leading securities firms.

     Sagient has branded PlacementTracker to be the premium product and has priced it accordingly. The standard subscription rate of $22,000 annually is substantially above the competition but Sagient believes that it can maintain its subscriber base by continuing to market the most comprehensive and user friendly product in the market.

     A significant New York based competitor, PrivateRaise, prices its subscriptions at $12,000 annually and provides substantially the same core information as PlacementTracker but with a slightly blander presentation. Also, the PrivateRaise database does not go back as far as PlacementTracker but the competition doesn't believe that to be a major factor since the PIPE world is so dynamic and fast changing that information more than a year or two old is perceived to be of little value anyway.

     A newer competitor, Knobias, is even less expensive, at approximately $7,000 per year base price. The Knobias system includes historical data beginning only 2004. Their reasoning also is that in the PIPE industry is very dynamic and constantly changing. Thus current data has the most value to their subscribers.

     A final PIPE competitor, Capital IQ, sells its PIPE information as part of a much more comprehensive database addressed at not only the PIPE world but also at other financial and investment banking areas. For example, Capital IQ's database has a tool for sell side M&A professionals that can identify potential purchasers for a company that is being offered for sale. Capital IQ's base subscription rate is $25,000 for a three user model but they have indicated a discount for new users to $15,000 for a one-year subscription.

     The fact that sellers are discounting may limit Sagient's ability to maintain its currently high margins. Knobias has indicated flexibility in its subscription rates also which may be their way of buying entree into the marketplace.

Patents and Trademarks

     Sagient has applied for trademark and patent protection for its intellectual property. These applications are pending.

Employees

     As of September 2005, Sagient Research Systems had 20 full-time employees and one part-time employee. Of these employees, 4 are in corporate management and administration, 3 are in technology operations, 4 are in sales and marketing and 9 are research analysts. Their staff includes 7 licensed brokers with the NASD. Any future increase in the number of employees will depend upon growth of the business.

Sales

     Sagient reported revenue of $864,167 for the three months ending September 30, 2005 and $2,494,862 for the nine months ending September 30, 2005. That represented an increase of 25% over 2004.

     Management expects revenues to grow at 25% annually for the next two years.

Business Expenses

     For the nine months ending September 30, 2005, compensation and benefit expenses were reduced by 19%, down from $1,021,905 to $825,818. In addition, general and administrative expense for the same period decreased by 23% to $465,367 and total research expense increased by 6% to $749,693. Sagient expects that these expenses will remain stable over the next two years (will not continue to decrease, nor will they increase).

                                   Management

Brian M. Overstreet, President & CEO

     Before co-founding Sagient Research, Brian was the Managing Director and founder of Midori Corporation and co-founder and Vice President of its subsidiary Midori Capital Corporation. Brian founded Midori Corporation in 1995 as a service provider to investors and public companies engaging in PIPE transactions. In 1997, Brian co-founded Midori Capital Corporation, an NASD broker/dealer specializing in the structuring and placement of private placement transactions and founded Midori Corporation's European sister-company, Midori (Suisse) Sarl in Geneva, Switzerland to market the PIPE transactions being generated by the U.S. based Midori companies. To date, Brian has directly managed and placed over $150,000,000 of PIPE securities.

     Brian studied Political Science at the University of California at Berkeley. He holds NASD licenses Series 7, 63, 24, and 27.


Robert F. Kyle, Executive Vice President

     As head of the Research Services Group, Bob is responsible for the day-to-day production of their wholly owned research services and for the development of new services for the institutional market. Before co-founding Sagient Research, Robert was the General Counsel for Midori Corporation and co-founder and President of its subsidiary Midori Capital Corporation, an NASD broker/dealer specializing in the structuring and placement of PIPE transactions.

     Robert earned a B.A. in Psychology from Tufts University, a J.D. from American University in Washington D.C., and has been admitted to the California Bar. He holds NASD licenses Series 7, 63, 24, and 27.


Henry H. Duong, Chief Operating Officer

     Henry joined Sagient Research Systems in June 2000 as a financial analyst and was promoted to Vice President of Operations in August 2001. In June 2003, Henry was named Sagient's Chief Operating Officer.

     As COO, Henry oversees all day-to-day operations, including technical product development and HR, and is involved in all long-term planning strategies for Sagient. Before joining Sagient Research, Henry was employed by Vaughn Woods Investment Management where he served as General Manager for three years.

     Henry earned a B.A. in Economics from the University of California, San Diego and earned an M.B.A. from San Diego State University. He holds NASD licenses Series 7, 63, and 65.

                               Financial Analysis


Summary Historical Income Statements
                                               2002          2003          2004
Total Sales Revenue                          18,525         2,127         2,775
Total Cost of Revenue                         7,038             0         1,319
Gross Profit                                 11,487         2,127         1,456
Total Selling Expenses                       34,310         3,001         2,012
Income From Operations                      (22,823)         (874)         (556)
Total Other Revenues and Expenses            (2,414)         (760)         (316)
Income From Continuing Operations           (25,237)       (1,634)         (872)
Discontinued operations                           0           174             0
Net Income                                  (25,237)       (1,460)         (872)



Summary Historical Balance Sheets
                                               2002          2003          2004
ASSETS
Total Current Assets                          3,080           452           478
Net Fixed Assets                                725           493           301
Total Long-Term Investments                       0            63             0
Net Intangible Assets                         4,128             0             0
Total Other Noncurrent Assets                    48             3             3
Total Assets                                  7,981         1,011           782

LIABILITIES & STOCKHOLDERS' EQUITY
Total Current Liabilities                     8,087         2,441         3,811
Total Long-Term Debt                              0           904             0
Total Other Long-Term Liabilities                 2           (61)            0
Total Liabilities                             8,089         3,284         3,811

Stockholders' Equity:
Preferred stock                                   0             0             0
Capital Surplus (preferred)                       0             0             0
Common stock                                      3             2             2
Capital Surplus                              29,630        28,926        29,041
Retained earnings                           (29,683)      (31,142)      (32,014)
(Treasury stock - preferred)                      0             0             0
(Treasury stock - common)                       (59)          (59)          (59)
Total Stockholders' Equity                     (109)       (2,273)       (3,030)
Total Liabilities & Stockholders' Equity      7,980         1,011           781

Summary Historical Statements of Cash Flows

                                                        2002          2003          2004
Net Cash Flow From Operations                                       (2,214)         (278)
Net Cash Flow From Investments                                       4,565           204
Net Cash Flow From Financing                                        (3,067)           73
Net Cash Flow                                                         (716)           (1)
Cash at Beginning of Year                                              949            54
Cash at End of Year                                                    233            53




Earnings and Net Cash Flow Summary
                                                        2002          2003          2004
Total income & expense adj. before tax                     0             0             0
Less: Tax effect *                                         0             0             0
Less: Adjustment to Historic Tax                           0             0             0
Plus: adjustments to net of tax items                      0             0             0
Net adjustments                                            0             0             0
Plus: Historic net income                            (25,237)       (1,460)         (872)
Normalized Net income                                (25,237)       (1,460)         (872)
Plus: Normalized income taxes                              0             0             0
Normalized EBT                                       (25,237)       (1,460)         (872)
Plus: Normalized interest expense                      2,382           644           230
Normalized EBIT                                      (22,855)         (816)         (642)
Normalized EBITDA                                    (22,855)         (816)         (642)

Historic net change in cash                                           (716)           (1)
Normalized Net cash flow                                              (716)           (1)

Historic income from operations                                       (874)         (556)
Total operating adjustments                                              0             0
Normalized operating income                                           (874)         (556)
Less: Tax based on selected tax rate                                     0             0
Less: Normalized fixed asset purchases                                (232)         (192)
Less: Normalized changes in net working capital                      3,913        (1,344)
Normalized Free cash flow                                           (4,555)          980

Business Common-Size Financial Statements

     This analysis includes a review of the Company's common-size income statement and balance sheet percentages on a normalized basis, excluding depreciation. In order to portray the relative size of financial statement items for comparison over time, each line item in the common-size income statements is expressed as a percentage of total revenue and each line item in the common-size balance sheets is expressed as a percentage of total assets. A summary of the normalized common-size income statements and balance sheets is presented below.

Business Common-Size Statements
                                         2002          2003          2004

Income Data:
Net sales                              100.00%       100.00%       100.00%
Gross profit                            62.01%       100.00%        52.47%
Operating expenses                     185.21%       141.09%        72.50%
Operating profit                      -123.20%       -41.09%       -20.04%
All other expenses (net)                13.03%        35.73%        11.39%
Profit Before Tax                     -136.23%       -76.82%       -31.42%

Assets:
Cash & equivalents                      11.89%          .34%         6.91%
Trade receivables (net)                  0.00%         0.00%         0.00%
All other current assets                26.70%        39.37%        54.22%
Total Current Assets                    38.59%        44.71%        61.13%

Fixed assets (net)                       9.08%        48.76%        38.49%
Intangibles (net)                       51.72%         0.00%         0.00%
All other noncurrent assets              0.60%         6.53%         0.38%
Total Noncurrent Assets                 61.41%         5.29%        38.87%
Total Assets                           100.00%       100.00%       100.00%

Liabilities & Net Worth:
Notes payable short-term                50.71%        65.78%       187.45%
Trade payables                          48.18%        82.10%       142.51%
Income taxes payable                     0.00%         0.00%         0.00%
All other current liabilities            2.44%        93.57%       158.00%
Total Current Liabilities              101.34%       241.44%       487.96%

Long-term debt                           0.00%        89.42%         0.00%
Deferred taxes                           0.00%         0.00%         0.00%
All other noncurrent liabilities         0.03%        -6.03%         0.00%
Net worth                               -1.37%      -224.83%      -387.96%
Total Liabilities & Net Worth          100.00%       100.00%       100.00%

Business Financial Ratio Analysis

     As part of the valuation, various financial ratios have been calculated from each year's normalized financial statements as presented in this report, excluding depreciation. These ratios measure Sagient's liquidity positions, coverage capacity, leverage/capitalization, operating efficiency and equity performance.

Business Financial Ratios:
                                                      2002          2003          2004
Liquidity Ratios:
Current                                               0.38          0.19          0.13
Quick                                                 0.12          0.02          0.01
Working capital turnover                             -3.70         -1.07         -0.83
Total current assets as a % of Total assets          38.59%        44.71%        61.13%

Coverage Ratios:
Times interest earned                                -9.59         -1.54         -2.79
Current portion of long-term debt coverage            0.00          0.00          0.00
Principal & Interest coverage                        -9.59         -0.23         -1.82
Preferred dividend coverage                           0.00          0.00          0.00

Leverage/Capitalization Ratios:
Fixed assets to Tangible net worth                   -0.17         -0.22         -0.10
Total debt to Tangible net worth                     -1.91         -1.44         -1.26
Short-term debt to Total debt                        99.98%        74.33%       100.00%
Short-term debt to Net worth                      -7419.27%      -107.39%      -125.78%
Total debt to Total assets                          101.35%       324.83%       487.34%

Operating Ratios:
Percent return on Tangible net worth                595.63%        64.23%        28.78%
Percent return on Total assets                     -316.21%      -144.41%      -111.51%
Net sales to Net fixed assets                        25.55          4.31          9.22
Net sales to Total assets                             2.32          2.10          3.55
Fixed asset turnover                                 25.55          4.31          9.22
Total sales to Net worth                           -169.95         -0.94         -0.92
Percent Operating cost                               27.53%         0.00%        32.22%
Percent Net profit                                 -136.23%       -68.64%       -31.42%
Revenue growth percentage                                         -88.52%        30.47%

Equity Ratios:
Total net assets per share of Preferred stock         0.00          0.00          0.00
Net book value per share of Common stock         -4,237.00     -2,273.00     -3,030.00
Percent earnings retention                           99.88%        87.74%       100.00%
Dividends per Common share                          -30.00       -179.00          0.00

Financial Ratios Notes and Discussion of Trends:

1. Liquidity ratios measure the short-term ability of a company to meet its maturing obligations.

2. Coverage ratios measure the degree of protection for long-term creditors and investors and the margin by which certain obligations of a company can be met.

3. Leverage/capitalization ratios measure the amount of a company's operations that are financed from debt versus financed from equity.

4. Operating ratios measure the efficiency and productivity of a company using the resources that are available and the returns on sales and investments.

5. Equity ratios measure the performance of assets and earnings in relation to common and preferred equity.

Comparable Companies from the Pratt's Stats Database

         Mentorix Technologies, Inc.

         Shock Warehouse

         Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc.

         Web One, Inc.

         Clover Computer Corporation

         Ticon.net, Inc.

         World Trade Network, Inc.

         IPG Inc.

         Undisclosed

         River Internet Access Co., The

         PrimeWire, Inc.

         Public Safety Group, Inc.

         Stoneage Corporation and Subsidiary (d.b.a Car.com and Stoneage.com)

         Speedera Networks, Inc.

         Click Technologies

         CallStreet




Pratt's Stats Equity Price to Net Sales Multiple

     The Total Entity Value of Sagient Research Systems Inc. (SRYS.OB) based on Transaction Price to Gross Sales Multiple from the Pratt's Stats database is estimated to be $5.2 million. Utilizing this method, normalized Sales from the most recent historic year times the selected multiple of 1.57 equals the transaction value. See the Pratt's Stats Market Comparables Valuation schedule for detailed value calculations.

Pratt's Stats Equity Price to Discretionary Earnings Multiple

     The Total Entity Value of Sagient Research Systems Inc. (SRYS.OB) based on the selected Equity Price to Discretionary Earnings Multiple from the Pratt's Stats database is estimated to be $(6,645). In the Equity Price to Discretionary Earnings Multiple method, normalized Discretionary Earnings from the most recent historic year times the selected Equity Price to Discretionary Earnings Multiple of 10.35 equals the estimate of Operating Value. See the Pratt's Stats Market Comparables Valuation schedule for detailed value calculations.

                               Valuation Analysis


     In conducting our analysis, we must remind the reader that valuing privately held, or thinly traded public companies can be a subjective process even under the best of conditions. Determining a precise and absolute correct number is, of course, impossible. In the words of the Internal Revenue Service in Revenue Ruling 59-60:

         "A determination of fair market value, being a question of fact, will depend upon the circumstances in each case. No formula can be devised that will be generally applicable to the multitude of different valuation issues arising in (valuation) cases. Often, an appraiser will find wide difference of opinion as to fair market value of a particular stock. In resolving such differences, he should maintain a reasonable attitude in recognition of the fact that valuation is not an exact science. A sound valuation will be based upon all relevant facts, but the elements of common sense, informed judgment and reasonableness must enter into the process of weighing those facts and determining their aggregate significance."

     As further stated in 59-60, the definition of fair market value ("FMV") is:

         " ..... the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of the relevant facts."

     We chose three analytical approaches to the valuation of Sagient. First, we looked at Balance Sheet and Liquidation Value. Second, we looked to Comparable Sale-of-Company transactions, and finally to the Publicly Traded Stock Value. The first derived no value for the Common Stock of the Company. Comparable sales were where the highest multiples occurred given the fact that a couple of small companies with similar business models have sold recently for healthy multiples. Finally, we looked at the Publicly Traded Stock value of Sagient's Common Stock and it is there we ultimately placed the most relative value.


Balance Sheet and Liquidation Analysis

     Sagient looks the weakest from a Balance Sheet perspective. In the most recently published financial statements, Total Assets were $768,486 while liabilities were nearly five times that amount at $3,735,539. The Accumulated Deficit for the Company was nearly $32 million and the Stockholders Equity Deficit was nearly $3 million.

     Accordingly, based upon a Balance Sheet analysis, Sagient is far "under water" and, in a liquidation - either forced or orderly - there would be nothing left for Common Stock shareholders.

     It should be noted that there may be intrinsic or "hidden" assets that are not reflected by the Balance Sheet. One example might be depreciated (on the financial statements) real estate that, in actuality, has appreciated dramatically since it was purchased. On the Balance Sheet, it could look worthless. In reality, it may be very valuable.

     Another intrinsic item is intellectual property ("IP") which may have great value that is not reflected by the Balance Sheet. A life saving medical device patent, or the secret formula for Coca Cola, for example could have tremendous value not reflected on the Balance Sheet. This is often the case with California based technology companies.

     Sagient has no real estate on its Balance Sheet. The Company does have IP, however, that could have value separate and apart from the other assets of the Company. We anticipate that the Company would attempt to maximize that value in liquidation. However, it is our opinion that the primary value of Sagient's IP is its income generating ability within a going concern. Accordingly, substantial time and effort would have to be invested in the liquidation process, in our opinion, in order to extract material value from the Company's IP. Once that value was recognized however, the consideration would have to be first applied to retire the debt on the Company's balance sheet. Only then would remaining proceeds, if any, be available for distribution to shareholders.

     Accounts Payable, which can often be compromised in liquidation, is a small part of Sagient's liabilities (i.e. less than 10%). The largest items are debt and deferred revenue from subscribers which normally cannot be compromised for the benefit of the shareholders. The amount of those liabilities is in excess of $2 million which, in our opinion, is greater than the value that IP owned by Sagient would bring.

     Accordingly, our conclusion is that in a Liquidation Analysis, the value of the Common Stock is zero.

Comparable Sale Transactions

     In this analysis, we look to prices at which other companies have sold. A general rule of thumb in the merger and acquisition ("M&A") business is that companies tend to sell to financial buyers for multiples of 4 to 6 times earnings before interest and taxes ("EBITDA").

     Financial buyers are control oriented investors looking primarily to earn a return on their investments that is substantially greater than they would earn passively investing in companies and/or their securities.

     Strategic buyers, on the other hand, are usually larger companies in the same or related industries who, in addition to making a financial return, are also looking to integrate the purchased company into a larger strategy to achieve overall corporate objectives. The rule of thumb for strategic buyers is that they normally pay from 7 to 10 times trailing twelve months ("TTM") EBITDA since they are looking for more than merely a return on their investment.

     Using those multiples, the valuation of Sagient would range from $1 million (4x TTM EBITDA) to $2.6 million (10x TTM EBITDA) or from approximately 0 cents per share to 3 cents per share after subtracting debt of $1.9 million.

     Another valuation metric, especially where companies are not profitable or are marginally profitable, is the multiple of sales. To gain a broader perspective, we looked at a database of 16 private companies which have sold in the last 24 months. Of that group, the average multiple of purchase price to revenues was 1.57 and the median was .81.

     Based upon a current revenue run rate of $3.3 Million, that would place an enterprise value of $5.2 Million on Sagient by applying the mean multiple and $2.7 Million by applying the median multiple. After subtracting $1.9 Million of debt, the per share value would be 13 cents with the mean multiple and 3 cents with the median multiple.


Publicly Traded Stock Value

     We believe that the strongest valuation criterion for Sagient is the price of its publicly traded stock. The Company is fully reporting and has been publicly traded for nearly five years. Market and industry information, along with current information on Sagient and its finances is available to the public (potential buyers of Sagient's stock). There are no market factors that we know of that would unduly affect its stock price, in either an upward or downward fashion. We have reviewed the trading price information since the Company became public and there does not seem to be any evidence of shares being "dumped" or market makers unduly "hyping" the stock. In fact, the stock price has remained relatively stable for the better part of 2005.

     Sagient shares traded down in 2004 from a high of nearly 40 cents early in the year to close the year at 9 cents. Trading in 2005 has fluctuated from a high of 14 cents in May to 8 cents currently. It has traded in the range of 5 to 10 cents since the middle of June. Although the Company has shown some financial improvement, the stock price has not reflected that fact. Revenues for the Quarter ending June 30 were up almost 21% from that quarter a year earlier and total expenses were down 14% thereby allowing the Company to regain profitability from a net loss of $276,618.

     In our analysis, we reviewed industry statistics for the Financial Technology sector and looked to compare the metrics of Sagient with those of the publicly reported sector. Our conclusion, however, was that the public companies being followed by industry analysts are so much larger and established than Sagient that they are not comparable in any meaningful way. In the jargon of the industry, those larger companies have the "critical mass" and "traction" that Sagient has yet to achieve.

     At this point in its existence, Sagient's profile is much more like a privately held company and we believe the valuation metrics used to value it, other than the trading price of its own stock, would more appropriately be those of private companies being sold in M&A transactions.


Summary and Conclusion

     Pacific Summit Securities was retained by Sagient Research Systems, Inc. to prepare a Fairness Opinion for a transaction whereby the Company would effect a reverse split of its stock thereby reducing its number of shareholders to a level where Sagient would no longer be required to be a reporting company under SEC Rules and Regulations. Accordingly, we performed a valuation analysis to arrive at a price to repurchase stock from fractional shareholders which would be fair from a financial point of view.

     We reviewed publicly available information along with information received from Management. We conducted certain types of valuation analyses as we deemed appropriate.

     We performed a liquidation analysis based upon Balance Sheet information and concluded that in such a liquidation, either orderly or forced, there would remain no value for Common Stock shareholders.

     We reviewed Comparable Transactions obtained from a proprietary database of companies sold within the past 33 months and concluded an enterprise value of $2.7 million to $5.2 million which would translate into a range of 3 to 13 cents per share for Common Stock shareholders, after deduction of outstanding debt obligations.

     Finally we looked at the public markets and at the price of Sagient's publicly traded stock over the past 33 months of trading. We concluded that the current market price is a fair reflection of the public's collective valuation of the Company thereby placing an enterprise value of Sagient at $3.9 million.


Accordingly, it is our professional opinion that the value of the Publicly-traded Common Stock of Sagient Research Systems, Inc. is between 8 and 12 cents per share thereby placing an enterprise valuation on the Company of between $3.9 and $5.0 million.